                                                                     EXHIBIT 2.1

================================================================================


                              PURCHASE AGREEMENT


                                     among


                               FMC CORPORATION,

                              HARSCO CORPORATION,

                            HARSCO UDLP CORPORATION

                                      and

                         IRON HORSE ACQUISITION CORP.


                        -------------------------------

                          Dated as of August 25, 1997

                        -------------------------------

================================================================================

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
1a   Certain Definitions; Purchase and Sale of Interests......................   1
     (a) Certain Definitions..................................................   1
     (b) Purchase and Sale of Interests; Final Purchase Price.................   3
     (c) Estimated Final Purchase Price.......................................   3
2a   Closing..................................................................   4
     (a) Closing..............................................................   4
     (b) Net Worth Adjustment.................................................   5
     (c) Limited Partnership Form of UDLP.....................................   7
     (d) Transfer to FMC Affiliate............................................   8
3a   Conditions to Closing....................................................   8
     (a) Buyer's Obligation...................................................   8
     (b) Each Seller's Obligation.............................................   9
4a   Representations and Warranties of Sellers................................  10
4A.  Representations and Warranties of FMC....................................  10
     (a) Authority: No Conflicts..............................................  10
     (b) Ownership of the Interests...........................................  10
4B.  Representations and Warranties of Harsco.................................  11
     (a) Authority; No Conflicts..............................................  11
     (b) Ownership of the Interests...........................................  11
4C.  Representations and Warranties of Sellers................................  11
     (a) Authority; No Conflicts..............................................  11
     (b) Ownership of the Interests...........................................  12
     (c) Subsidiaries and Foreign Affiliates..................................  12
     (d) Financial Statements.................................................  13
     (e) Title to Tangible Assets Other than Real Property Interests..........  13
     (f) Title to Real Property...............................................  14
     (g) Intellectual Property................................................  15
     (h) Material Contracts...................................................  15
     (i) Litigation; Decrees..................................................  17
     (j) Compliance with Applicable Laws......................................  17
     (k) Employee Benefit Plans...............................................  17
     (l) Taxes................................................................  20
     (m) Insurance............................................................  22
     (n) Environmental Compliance.............................................  23
     (o) Undisclosed Liabilities..............................................  23
     (p) Absence of Certain Changes or Events.................................  24
     (q) Government Contracts.................................................  24
     (r) Labor Relations......................................................  25
     (s) Licenses, Permits and Authorizations.................................  25
     (t) Assets...............................................................  25

                                                                            Page
                                                                            ----
     (u)  Loss Contracts; Backlog.........................................   26
     (v)  Customers, Distributors and Suppliers...........................   26
     (w)  Dividends by Foreign Affiliates.................................   27
5.   Covenants of Sellers.................................................   27
     (a)  Access..........................................................   27
     (b)  Ordinary Conduct................................................   27
     (c)  Confidentiality.................................................   29
     (d)  Preservation of Business........................................   30
     (e)  Covenant Not to Compete.........................................   30
     (f)  Cooperation.....................................................   30
     (g)  FMC Resource Transfer...........................................   31
     (h)  Intercompany Obligations........................................   31
     (i)  Financing Obligations...........................................   31
     (j)  Notification of Certain Matters.................................   31
     (k)  FMC Arabia......................................................   31
6.   Representations and Warranties of Buyer..............................   32
     (a)  Authority; No Conflicts.........................................   32
     (b)  Actions and Proceedings, etc....................................   32
     (c)  Availability of Funds...........................................   33
     (d)  Acquisition of Interests for Investment.........................   33
     (e)  Fulfillment of Condition........................................   33
7.   Covenants of Buyer...................................................   33
     (a)  Confidentiality.................................................   33
     (b)  Performance of Obligations by Buyer After Closing Date..........   34
     (c)  No Additional Representations; Disclaimer Regarding Estimates
            and Projections...............................................   34
     (d)  Intentionally omitted...........................................   35
     (e)  Certain Guaranties..............................................   35
     (f)  Retained Assets and Liabilities.................................   35
     (g)  1997 Audited Financial Statements...............................   36
8.   Mutual Covenants.....................................................   37
     (a)  Consents........................................................   37
     (b)  Publicity.......................................................   37
     (c)  Best Efforts....................................................   38
     (d)  HSR Act Compliance..............................................   38
     (e)  Cooperation with Financings.....................................   38
     (f)  Environmental Indemnification...................................   39
     (g)  Written Materials and Records...................................   43
     (h)  Transferred Employees and Employee Benefits.....................   44
     (i)  Mutual Release..................................................   50
     (j)  Insurance.......................................................   51
     (k)  Transition Services Agreement...................................   51
     (l)  Technology and Environmental Services Agreement.................   51
     (m)  Lease...........................................................   51
     (n)  Intellectual Property Agreements................................   52

                                                                            Page
                                                                            ----
     (o)  Intellectual Property Recordations..............................   52
     (p)  Cash Balance as of the Closing..................................   52
     (q)  FNSS Royalty Dispute............................................   52
 9.  Further Assurances...................................................   52
10.  Tax Matters..........................................................   52
11.  Indemnification......................................................   58
     (a)  Indemnification by Sellers......................................   58
     (b)  Exclusive Remedy................................................   58
     (c)  Indemnification by Buyer........................................   59
     (d)  Losses Net of Insurance and Tax Benefits........................   59
     (e)  Termination of Indemnification..................................   60
     (f)  Procedures Relating to Indemnification..........................   60
12.  Assignment...........................................................   61
13.  No Third-Party Beneficiaries.........................................   62
14.  Termination..........................................................   62
15.  Survival of Representations..........................................   63
16.  Expenses.............................................................   63
17.  Amendment and Waiver.................................................   63
18.  Notices..............................................................   64
19.  Interpretation.......................................................   65
20.  No Strict Construction...............................................   65
21.  Counterparts.........................................................   65
22.  Entire Agreement.....................................................   65
23.  Brokerage............................................................   65
24.  Schedules............................................................   66
25.  Representation by Counsel; Interpretation............................   66
26.  Severability.........................................................   66
27.  Governing Law........................................................   66
28.  Exhibits and Schedules...............................................   67
29.  Dispute Resolution...................................................   67
     (a)  Negotiation.....................................................   67
     (b)  Arbitration.....................................................   67
LIST OF EXHIBITS..........................................................   69
LIST OF SCHEDULES.........................................................   70


                             INDEX OF DEFINED TERMS
                             ----------------------

                                                                            Page
                                                                            ----
Accounting Firm............................................................   6
Activity...................................................................  36
Adjusted Net Worth Amount..................................................   7
Adjustment Amount..........................................................   4
Adjustment Principles......................................................   5
Affiliate..................................................................   1
Agreement..................................................................   1
Ancillary Agreements.......................................................   1
Applicable Accounting Principles...........................................   1
Backlog....................................................................  26
BPI Award..................................................................  49
Business...................................................................   1
Buyer......................................................................   1
Buyer Indemnified Parties..................................................  58
Buyer Released Parties.....................................................  50
CAS........................................................................  46
Cause......................................................................  48
Closing....................................................................   4
Closing Balance Sheet......................................................   5
Closing Date...............................................................   4
Closing Statement..........................................................   5
COBRA......................................................................  19
Code.......................................................................  56
Continuing Guaranty........................................................  35
Continuing LC Obligations..................................................  31
Defense Segment Plan.......................................................  46
Diligence Confidentiality Agreement........................................  33
E&Y........................................................................   5
Environmental Claims.......................................................  42
Environmental Losses.......................................................  40
Environmental Requirements.................................................  23
ERISA......................................................................  18
Estimated Final Purchase Price.............................................   4
Facility...................................................................  41
File Plan..................................................................  44
Final Purchase Price.......................................................   3
Financial Statements.......................................................  13
Financing Obligations......................................................   2
FMC........................................................................   1
FMC Arabia.................................................................  31


                                                                            Page
                                                                            ----
FMC Arabia Interests......................................................  31
FMC Employee Benefit Plans................................................  18
FMC Insurers..............................................................  40
FMC Intellectual Property Agreement.......................................  52
FMC Master Trusts.........................................................  48
FMC Salaried Plan.........................................................  46
FMC Thrift Plan...........................................................  47
Foreign Affiliate Closing Balance Sheet...................................  56
Foreign Affiliate Tax Basket..............................................  53
Foreign Affiliates........................................................  13
FRS.......................................................................   5
Government Contract.......................................................  25
Harsco....................................................................   1
Harsco Intellectual Property Agreement....................................  52
Harsco Party..............................................................  11
Hazardous Material........................................................  41
HSR Act...................................................................   8
HUC.......................................................................   1
Inactive Contracts........................................................   2
Income Tax Returns........................................................  57
Income Taxes..............................................................  57
indemnified party.........................................................  60
Information...............................................................  29
Initial Purchase Price....................................................   3
Intellectual Property.....................................................   2
Interests.................................................................   1
IRS.......................................................................  57
June 30 Balance Sheet.....................................................  13
knowledge.................................................................   2
Latest Financials.........................................................  13
Lease.....................................................................  51
Leased Property...........................................................  14
Leased Sites..............................................................  40
Liens.....................................................................  14
Losses....................................................................  58
Material Adverse Effect...................................................   2
Material Contracts........................................................  17
MIP.......................................................................  49
Non-Allowable Costs.......................................................  40
Notice of Disagreement....................................................   6
Other Taxes...............................................................  57
Owned Properties..........................................................  14
Owned Property............................................................  14


                                                                            Page
                                                                            ----
Pension Plan...............................................................  19
Permitted Liens............................................................  14
Personnel..................................................................  24
Post-Closing Environmental Losses..........................................  41
Post-Closing Partial Period................................................  53
Pre-Closing Partial Period.................................................  53
Principal Management.......................................................  43
Pro Rata Basis.............................................................   3
Properties.................................................................  14
Property...................................................................  14
Public Filings.............................................................  38
Purchase...................................................................   1
Records....................................................................  44
Remediation Costs..........................................................  40
Remediation Report.........................................................  39
Representatives............................................................  67
Required Consent...........................................................  37
Retained Employees.........................................................  45
Retained Liabilities.......................................................   3
San Jose Plan..............................................................  47
Schedules..................................................................   3
Scope of Activity..........................................................  30
Seller Guaranty............................................................  35
Seller Indemnified Parties.................................................  59
Seller Information.........................................................  34
Seller Released Parties....................................................  50
Sellers....................................................................   1
Settlement and Advance Agreement...........................................  39
Sites......................................................................  40
Subsidiaries...............................................................   3
Substitute Letters of Credit...............................................  35
Target Adjusted Net Worth Amount...........................................   3
Tax........................................................................  57
Tax Laws...................................................................  57
Tax Returns................................................................  57
Taxes......................................................................  57
Taxing Authority...........................................................  57
Technology and Environmental Services Agreement............................  51
Third Party Claim..........................................................  60
Timely Non-Allowable Costs.................................................  40
Transfer Notice............................................................  31
Transferred Employees......................................................  45
Transition Services Agreement..............................................  51


                                                                            Page
                                                                            ----
UDLP.......................................................................   1
UDLP Employee Benefit Plans................................................  18
UDLP Employees.............................................................  47
UDLP Thrift Plan...........................................................  47
UDLP's Share...............................................................  57


                               PURCHASE AGREEMENT
                               ------------------

          This PURCHASE AGREEMENT (this "Agreement"), dated as of August 25, 1997, is entered into by and among FMC Corporation, a Delaware corporation ("FMC"), Harsco Corporation, a Delaware corporation, Harsco UDLP Corporation, a Pennsylvania business corporation ("HUC" and, together with Harsco Corporation, "Harsco"), and Iron Horse Acquisition Corp., a Delaware corporation ("Buyer"). FMC and Harsco are collectively referred to herein as "Sellers."

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, FMC is the sole owner and holder of 100% of the outstanding general partnership interests of United Defense, L.P., a Delaware limited partnership ("UDLP"), and HUC is the sole owner and holder of 100% of the outstanding limited partnership interests of UDLP; and

          WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 100% of the outstanding general partnership and limited partnership interests of UDLP (the "Interests") (the sale and purchase of the Interests being referred to herein as the "Purchase").

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.   Certain Definitions; Purchase and Sale of Interests.

          (a) Certain Definitions. As used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:

          (i) "Affiliate" shall mean any natural person, and any corporation, partnership or other entity, that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

          (ii) "Ancillary Agreements" shall mean the Transition Services Agreement, the Technology and Environmental Services Agreement, the Lease, the FMC Intellectual Property Agreement and the Harsco Intellectual Property Agreement.

          (iii) "Applicable Accounting Principles" shall mean United States generally accepted accounting principles as consistently applied in the preparation of the Financial Statements, subject to any exceptions therefrom disclosed in the notes to the Financial Statements.

          (iv) "Business" shall mean the entire business and operations of UDLP and its Subsidiaries and Foreign Affiliates as conducted on the date hereof, including the business to be transferred to UDLP pursuant to
     Section 5(g).

          (v) "Financing Obligations" shall mean (i) indebtedness of UDLP or its Subsidiaries for borrowed money, (ii) obligations of UDLP or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of UDLP or any of its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of UDLP or any of its Subsidiaries with respect to the deferred purchase price of property (other than customary trade credit), (iv) breakage and other costs relating to interest rate and currency obligation swaps, hedges or similar arrangements to which UDLP or any of its Subsidiaries is a party and (v) all obligations of UDLP or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of others.

          (vi) "Inactive Contracts" shall mean all contracts or other legally binding arrangements, whether oral or written, which have been entered into or assumed by UDLP which provide for the delivery of products or the rendering of contract-defined deliverable services by a Seller or UDLP and with respect to which the final product has been delivered and the final service has been rendered.

          (vii) "Intellectual Property" shall mean all (i) domestic and foreign registrations of trademarks, service marks, logos, corporate names, protected models, designs, created works, trade names or other trade rights, (ii) pending applications for any such registrations, (iii) patents and registered copyrights and pending applications therefor, (iv) rights to other trademarks, service marks, copyrights, logos, corporate names, protected models, designs, created works, trade names and other trade rights and all other trade secrets, designs, plans, specifications, technology, know-how, methods, designs, concepts and other proprietary rights, whether or not registered and (v) rights under any licenses to use any copyrights, marks, trade names, trade rights, patents, registered models and designs, created works or other proprietary rights.

          (viii) The term "knowledge," when used in the phrase "to the knowledge of Sellers," shall mean, and shall be limited to, the actual knowledge after reasonable inquiry of the following individuals: Larry D. Brady, Robert N. Burt, Michael J. Callahan, Randall S. Ellis, Ronald D. Mambu, J. Paul McGrath, Thomas W. Rabaut, Francis Raborn, David A. Kolovat, Peter C. Woglom (as to the operations of the Ground Systems Division of the Business), Frederick M. Strader (as to the operations of the Armament Systems Division of the Business), David Keller, Andy Eross and each current member of the Advisory Committee (as defined in that certain Partnership Agreement by and among Sellers and UDLP dated January 1, 1994).

          (ix) "Material Adverse Effect" shall mean a material adverse effect upon the Business or the assets, liabilities or financial condition of UDLP, its Subsidiaries and Foreign Affiliates taken as a whole.

          (x) "Pro Rata Basis" shall mean 60% with respect to FMC and 40% with respect to Harsco.

          (xi) "Retained Liabilities" shall mean any and all liabilities of Sellers, UDLP or any of its Subsidiaries arising out of, relating to, or in respect of the matters described on Schedule 7(f) hereto.

          (xii) "Schedules" shall mean the disclosure schedules attached hereto and incorporated by reference herein.

          (xiii) "Subsidiaries" shall mean, with respect to any person, any corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person, and shall include (without limitation) in the case of UDLP, UDLP International, Inc., a Delaware corporation, UD United Defense International Sales Corporation, a Barbados corporation and UDLP Components, Limited, a Bermuda corporation, but shall specifically exclude the Foreign Affiliates. Notwithstanding anything herein or on Schedule 4C(c)-1, G&F Company, a California general partnership, shall not be deemed a "Subsidiary" for purposes of this Agreement.

All other capitalized terms used herein (or in the Schedules or Exhibits hereto) and not defined above are defined elsewhere in this Agreement. See "Index of Defined Terms" above for references to the page numbers on which such terms are defined.

          (b) Purchase and Sale of Interests; Final Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, the Interests, free and clear of all Liens, and the covenants contained in Section 5(e) for an aggregate cash purchase price of $510,000,000.00 in respect of the general partnership interests held by FMC and the covenants made by FMC in Section 5(e) and $340,000,000.00 in respect of the limited partnership interests held by HUC and the covenants made by HUC in Section 5(e) (collectively, the "Initial Purchase Price"). The final purchase price for the Interests and the covenants contained in Section 5(e) (the "Final Purchase Price") shall be equal to:

               (i)   the Initial Purchase Price; plus

               (ii) the amount, if any, by which the Adjusted Net Worth Amount reflected on the Closing Statement in its final and binding form exceeds $160,889,000 (the "Target Adjusted Net Worth Amount"); minus

               (iii) the amount, if any, by which the Target Adjusted Net Worth Amount exceeds the Adjusted Net Worth Amount reflected on the Closing Statement in its final and binding form.

          (c) Estimated Final Purchase Price. At the Closing, pursuant to the provisions of Section 2(a)(i) below, Buyer shall pay Sellers an amount (the "Estimated Final Purchase Price") equal to the Final Purchase Price as estimated in good faith by FMC based on information provided by UDLP management and set forth in a statement delivered to Buyer not less than two business days prior to the Closing Date. Such notice shall set forth FMC's and UDLP's good faith estimate of the Adjusted Net Worth Amount. For purposes of this Agreement, the difference, positive or negative, between the Estimated Final Purchase Price and the Initial Purchase Price is referred to herein as the "Adjustment Amount."

          2.   Closing.

          (a) Closing. The closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m., local time, on October 31, 1997 or, if the conditions to Closing set forth in Sections 3(a)(iii) and 3(b)(iii) shall not have been satisfied or waived by such date, on the third business day following satisfaction of such conditions. Notwithstanding the scheduled Closing Date of October 31, 1997, as set forth above, the parties agree to use their commercially reasonable efforts to cause the Closing to occur earlier on September 30, 1997, or other mutually agreeable date as soon after September 30, 1997 as practicable. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date," and the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date. On the business day immediately preceding the Closing Date, Buyer and Sellers shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m., local time, at which each party shall present for review by the other party copies in execution form of all documents required to be delivered by such party at the Closing.

          (i) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Sellers (A) the Estimated Final Purchase Price as follows: (1) by wire transfer to a bank account designated in writing by FMC, immediately available funds in an amount equal to $510,000,000.00 plus 60% of the Adjustment Amount (whether positive or negative), and (2) by wire transfer to a bank account designated in writing by Harsco, immediately available funds in an amount equal to $340,000,000.00 plus 40% of the Adjustment Amount (whether positive or negative), (B) an instrument of assumption reasonably satisfactory to each Seller and Buyer assuming, subject to the other terms and conditions of this Agreement, all of the obligations and liabilities of whatever kind of such Seller in its capacity as a partner or predecessor of UDLP to be assumed pursuant to the terms of this Agreement, (C) such other documents as are specifically required by this Agreement, (D) certified copies of resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party, (E) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (F) a legal opinion of Buyer's special counsel, addressed to each Seller and dated the Closing Date, substantially in the form attached hereto as Exhibit 2(a)(i) and (G) appropriate releases by UDLP of each Seller as a partner or predecessor of UDLP, in form and substance reasonably satisfactory to such Seller and Buyer, and consistent with the provisions of Section 8(i) below.

          (ii) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Sellers shall deliver or cause to be delivered to Buyer (A) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and Seller and its counsel evidencing and effecting the sale and transfer to Buyer of the Interests (it being understood that such instruments shall not require Sellers or their Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement), (B) such other documents as are specifically required by this Agreement, (C) certified copies of resolutions duly adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, to the extent each is a party hereto or thereto,
     (D) a certificate of the Secretary or an Assistant Secretary of each Seller, and of UDLP, as to the incumbency of the officer(s) of each (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement and (E) legal opinions of each Seller's special counsel, addressed to Buyer and dated the Closing Date, substantially in the form attached hereto as Exhibit 2(a)(ii).

          (b)  Net Worth Adjustment.

          (i) Within 60 days after the Closing Date, UDLP shall, with the assistance of FMC consistent with past practice, prepare and deliver to Buyer a balance sheet of UDLP as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in a manner consistent with the June 30 Balance Sheet and in accordance with the Applicable Accounting Principles (without regard to any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby). The Closing Balance Sheet shall be audited by Ernst & Young L.L.P. ("E&Y"). E&Y shall also provide audited financial statements through the Closing Date to Sellers so that each may comply with its respective reporting obligations. In connection with the foregoing, UDLP shall provide the Closing Date financial reporting system ("FRS") package to FMC five days prior to the commencement of the E&Y audit, and UDLP shall provide Buyer and Sellers a complete list of all adjustments to accruals in excess of $250,000 made subsequent to June 30, 1997. E&Y may begin field work for procedural tests prior to delivery of the Closing Date FRS package.

          Within 60 days after the Closing Date, UDLP shall, with the assistance of FMC, prepare and deliver to Buyer a statement of the Adjusted Net Worth Amount as of the Closing Date (the "Closing Statement"). The Closing Statement shall be prepared based solely upon the Closing Balance Sheet, adjusted in accordance with the principles set forth on Schedule 2(b) hereto (the "Adjustment Principles") which, in the event of a conflict with the Applicable Accounting Principles, shall control. The parties agree that the determination contemplated by this Section 2(b) is solely intended to show changes between the Adjusted Net Worth Amount on the Closing Date and the Target Adjusted Net Worth Amount as calculated in accordance with
     Schedule 2(b). Subject to the Adjustment Principles, the Target Adjusted Net Worth Amount is based upon methodologies, practices and principles used in connection with the preparation of the June 30 Balance Sheet and the adjustment contemplated by this Section 2(b) can only be properly measured if the Closing Statement is prepared using such methodologies, practices and principles. During the preparation of the Closing Statement and the period of any dispute with respect thereto, Buyer shall and shall cause UDLP to
     (A) provide FMC and FMC's representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of UDLP, (B) provide FMC as promptly as practicable following the Closing Date (but in no event later than 30 days after the Closing Date) with normal year-end closing financial information for UDLP for the period ending as of the opening of business on the Closing Date and (C) cooperate fully with FMC and FMC's representatives, including the provision on a timely basis of full access to employees and all other information necessary or useful in connection with the preparation of the Closing Statement. The Closing Statement shall be reviewed by E&Y and accompanied by an appropriate report confirming that the Closing Statement has been prepared in accordance with this Section 2(b). During the 30 days immediately following receipt by Buyer and FMC of the Closing Statement, Buyer and FMC shall be permitted to review E&Y's working papers relating to the audit of the Closing Balance Sheet and review of the Closing Statement and Buyer shall be permitted to review the financial and accounting papers provided by FMC for use in preparing the Closing Statement.

          The Closing Statement shall become final and binding upon the parties hereto on the thirtieth day following receipt thereof by Buyer and FMC unless Buyer or FMC gives written notice of its disagreement (a "Notice of Disagreement") to UDLP and the other parties hereto prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on the Closing Statement not being prepared in accordance with this Section 2(b). If a timely Notice of Disagreement is delivered, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, FMC and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Buyer or FMC, as applicable, shall have full access to the working papers of the other prepared in connection with Buyer's review of the Closing Statement and preparation of such other party's Notice of Disagreement. At the end of such 30-day period, FMC and Buyer shall submit to a "Big-Six" accounting firm (the "Accounting Firm") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Closing Statement which shall be binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and FMC (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Closing Statement shall become final and binding on Buyer and Sellers on the date the Accounting

     Firm delivers its final resolution to the parties (which final resolution shall be delivered as soon as practicable following the selection of the Accounting Firm and in any event within 30 days thereafter). The Accounting Firm shall be selected by FMC and Buyer or, if such parties are unable to agree, by FMC's and Buyer's independent accountants. The fees and expenses of E&Y and the Accounting Firm pursuant to this Section 2(b) shall be borne 50% by Buyer and 50% by Sellers on a Pro Rata Basis.

          (ii) If the Estimated Final Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Estimated Final Price is greater than the Final Purchase Price, Sellers shall, within five business days after the Closing Statement becomes final and binding on the parties, make payment to the other party or parties by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the average one-month London Interbank Offered Rate as quoted by the Bloomberg Financial Markets Commodities and News Service calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. Any payments to or by Sellers pursuant to this clause (ii) shall be made on a Pro Rata Basis to or by, as the case may be, FMC and Harsco.

          (iii) For purposes of this Agreement, the term "Adjusted Net Worth Amount" means the total assets of UDLP and its consolidated Subsidiaries as of the Closing Date, less the total liabilities of UDLP and its consolidated Subsidiaries as of the Closing Date, as reflected on the Closing Balance Sheet, after giving effect to the Adjustment Principles described on Schedule 2(b).

          (iv) Each party agrees that it will not take any actions with respect to the accounting books, records, policies and procedures of UDLP that would obstruct or hinder the preparation of the Closing Statement as provided in this Section 2(b). Buyer will cooperate in the preparation of the Closing Statement, including providing customary certifications to Sellers or, if requested, to Sellers' auditors, Ernst & Young L.L.P. or the Accounting Firm. Harsco acknowledges and agrees that FMC has sole authority to act on behalf of Sellers with respect to all matters relating to this
     Section 2(b).

          (c) Limited Partnership Form of UDLP. Buyer hereby agrees that it will take all necessary action, including assigning portions of its rights to purchase the Interests to one or more of its Affiliates, in order to maintain UDLP as a validly existing Delaware limited partnership for a period of at least thirty (30) days following the Closing Date, and for at least such 30-day period Buyer shall take no actions which would have the effect of dissolving, winding up or liquidating UDLP under the Code or the Delaware Revised Uniform Limited Partnership Act, each as in effect at such time. Notwithstanding any provision of this Agreement to the contrary, no representation, warranty or covenant shall be deemed to be breached and no condition to Closing shall be deemed to be unsatisfied as a result of any actual or prospective impediment to any dissolution, liquidation or winding up of UDLP, it being understood that Sellers have made and are making no representations or warranties concerning Buyer's ability to liquidate or otherwise restructure UDLP.

          (d) Transfer to FMC Affiliate. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that, prior to the Closing, FMC may transfer all of the Interests owned by it to an Affiliate of FMC that is
(i) incorporated in a domestic jurisdiction and (ii) 100% directly or indirectly owned by FMC, provided that such transfer does not adversely affect UDLP or Buyer and provided that such Affiliate agrees to be bound by the terms hereof. Upon such a transfer, the defined term "FMC" as used herein or in the Ancillary Agreements shall be deemed to include such Affiliate. In no event shall FMC be relieved of any obligation for which it would otherwise be liable hereunder in the absence of such a transfer.

          3.   Conditions to Closing.

          (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Interests is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i) The representations and warranties of Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of this Agreement and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and each Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by such Seller by the time of the Closing, except for breaches of such representations and warranties and covenants that, in the aggregate, together with all information disclosed in any supplements, modifications and updates to the Schedules by Sellers prior to the Closing as permitted by this Agreement, would not have a Material Adverse Effect; and each Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a Vice President of it confirming the foregoing;

          (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Purchase;

          (iii) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated;

          (iv) Each of FMC, Harsco and UDLP (as appropriate) shall have executed and delivered each of the Ancillary Agreements to which it is a party;

          (v) Since the date of the Latest Financials, and except as set forth on Schedule 3(a)(v) hereto or the other Schedules hereto, there shall have been no change in the Business, or the assets, liabilities or financial condition of UDLP, its Subsidiaries and Foreign Affiliates, taken as a whole, which would result in a Material Adverse Effect (it being understood that the failure to be awarded, or the failure to receive government funding for, any contract currently under proposal before or after the date hereof does not and shall not constitute a failure of the condition set forth in this Section 3(a)(v));

          (vi) All Financing Obligations (other than the Continuing LC Obligations) shall have been finally repaid in full, terminated or reflected in the computation of the Adjusted Net Worth Amount on the Closing Statement and Buyer shall have been provided evidence reasonably acceptable to Buyer that any and all Liens securing such Financing Obligations as have been repaid or terminated shall have been released and terminated;

          (vii) Each Seller shall have delivered to Buyer an affidavit, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(2) and Treasury Regulation section 1.1445-2(b)(2), which affidavit certifies that such Seller is not a foreign person; and

          (viii) The form and substance of all instruments and documents required to consummate the transactions contemplated by this Agreement shall have been reasonably satisfactory to Buyer and its counsel.

          (b) Each Seller's Obligation. The obligation of each Seller to sell and deliver or cause to be sold and delivered the Interests to Buyer is subject to the satisfaction (or waiver by such Seller) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of this Agreement and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing, except for breaches of such representations and warranties and covenants that, in the aggregate, would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, the Ancillary Agreements and the other agreements contemplated hereby and thereby at and after the Closing; and Buyer shall have delivered to each Seller a certificate dated the Closing Date and signed by a Vice President of it confirming the foregoing;

          (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Purchase;

          (iii) Any waiting period under the HSR Act shall have expired or been terminated;

          (iv) Buyer shall have executed and delivered each of the Ancillary Agreements to which it is a party; and

          (v) Buyer shall have obtained the Substitute Letters of Credit in accordance with the provisions of Section 7(e) below.

          4.   Representations and Warranties of Sellers.

          4A. Representations and Warranties of FMC. FMC represents and warrants to Buyer as follows:

          (a) Authority; No Conflicts. FMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FMC has all requisite corporate power and authority to enter into this Agreement and such Ancillary Agreements, to the extent it is a party thereto, as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by FMC to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements, to the extent it is a party thereto, and the consummation of the transactions contemplated hereby and thereby, have been or will have been at or prior to the Closing duly and properly taken. This Agreement has been duly executed and delivered by FMC, and such Ancillary Agreements as are contemplated hereby to be executed and delivered by FMC will, to the extent it is a party thereto, be duly and validly executed and delivered by FMC, as applicable. This Agreement and such Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of FMC, to the extent it is a party thereto, enforceable against FMC in accordance with their respective terms. Except as set forth on Schedule 4C(a)(ii) and except for any consents, authorizations or approvals that are required under the HSR Act or that may be required solely by reason of Buyer's status, the execution and delivery of this Agreement and such Ancillary Agreements as are contemplated hereby to be executed and delivered by FMC do not or will not, as the case may be, and the consummation by FMC of the transactions contemplated hereby and thereby and compliance by it with the terms thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets of UDLP or any of its Subsidiaries under, or require any consent, authorization or approval under any provision of (A) the certificate of limited partnership or other organizational documents of UDLP or any of its Subsidiaries or Foreign Affiliates, (B) any Material Contract to which UDLP or any Subsidiary or Foreign Affiliate is a party or (C) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to UDLP or any of its Subsidiaries or their respective assets.

          (b) Ownership of the Interests. FMC is the sole general partner of UDLP and holds 100% of the outstanding general partnership interests of UDLP. The sale and transfer of the Interests owned by FMC to Buyer pursuant to this Agreement will vest in Buyer all right, title and interest in such Interests, free and clear of all adverse claims or other Lien, other than adverse claims created by or through or suffered by Buyer.

          4B. Representations and Warranties of Harsco. Harsco represents and warrants to Buyer as follows:

          (a) Authority; No Conflicts. Each of HUC and Harsco Corporation (each, a "Harsco Party") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Harsco Party has all requisite corporate power and authority to enter into this Agreement and such Ancillary Agreements, to the extent it is a party thereto, as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each Harsco Party to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements, to the extent it is a party thereto, and the consummation of the transactions contemplated hereby and thereby, have been or will have been at or prior to the Closing duly and properly taken. This Agreement has been duly executed and delivered by each Harsco Party, and such Ancillary Agreements as are contemplated hereby to be executed and delivered by each Harsco Party will, to the extent it is a party thereto, be duly and validly executed and delivered by such Harsco Party, as applicable. This Agreement and such Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of each Harsco Party, to the extent it is a party thereto, enforceable against each Harsco Party, as applicable, in accordance with their respective terms. Except as set forth on Schedule 4C(a)(ii) and except for any consents, authorizations or approvals that are required under the HSR Act or that may be required solely by reason of Buyer's status, the execution and delivery of this Agreement and such Ancillary Agreements as are contemplated hereby to be executed and delivered by each Harsco Party do not or will not, as the case may be, and the consummation by each Harsco Party of the transactions contemplated hereby and thereby and compliance by it with the terms thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets of UDLP or any of its Subsidiaries under, or require any consent, authorization or approval under any provision of (A) the certificate of limited partnership or other organizational documents of UDLP or any of its Subsidiaries or Foreign Affiliates, (B) any Material Contract to which UDLP or any Subsidiary or Foreign Affiliate is a party or (C) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to UDLP or any of its Subsidiaries or their respective assets.

          (b) Ownership of the Interests. HUC is the sole limited partner of UDLP and holds 100% of the outstanding limited partnership interests of UDLP. The sale and transfer of the Interests owned by HUC to Buyer pursuant to this Agreement will vest in Buyer all right, title and interest in such Interests, free and clear of all adverse claims or other Lien, other than adverse claims created by or through or suffered by Buyer.

          4C. Representations and Warranties of Sellers. Sellers hereby jointly and severally represent and warrant to Buyer as follows:

          (a)  Authority; No Conflicts.

          (i) UDLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. UDLP has all requisite partnership power and authority to enter into the Ancillary Agreements, to the extent it is a party thereto, as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated thereby. All partnership acts and other proceedings required to be taken by UDLP to authorize the execution, delivery and performance of such Ancillary Agreements, and the consummation of the transactions contemplated thereby, have been or will have been at or prior to the Closing duly and properly taken. Such Ancillary Agreements as are contemplated hereby to be executed and delivered by UDLP will, to the extent it is a party thereto, be duly and validly executed and delivered by UDLP. Such Ancillary Agreements will constitute valid and binding obligations of UDLP, to the extent it is a party thereto, enforceable against UDLP in accordance with their respective terms.

          (ii) Except as set forth on Schedule 4C(a)(ii) and except for any consents, authorizations or approvals that are required under the HSR Act or that may be required solely by reason of Buyer's status, the execution and delivery of such Ancillary Agreements as are contemplated hereby to be executed and delivered by UDLP do not or will not, as the case may be, and the consummation by UDLP of the transactions contemplated thereby and compliance by it with the terms thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets of UDLP or any of its Subsidiaries or Foreign Affiliates under, or require any consent, authorization or approval under any provision of
     (A) the certificate of limited partnership or other organizational documents of UDLP or any of its Subsidiaries or Foreign Affiliates, (B) any Material Contract relating to the Business to which UDLP or any Subsidiary or Foreign Affiliate is a party or (C) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to UDLP or any of its Subsidiaries or Foreign Affiliates or their assets.

          (b) Ownership of the Interests. Except for the Interests owned by FMC and HUC to be purchased by Buyer pursuant to the terms hereof, UDLP has no outstanding partnership interests or other equity securities or any outstanding options, warrants or other rights exercisable for, or any securities convertible into or exchangeable for, any such partnership interest or equity securities. Except as set forth on Schedule 4C(b), there are no outstanding agreements, securities or other commitments (other than this Agreement) pursuant to which any of Sellers and UDLP is or may become obligated to issue, sell, purchase, return or redeem any Interests or other securities of UDLP.

          (c) Subsidiaries and Foreign Affiliates. Schedule 4C(c)-1 attached hereto sets forth the name and jurisdiction of incorporation of each Subsidiary of UDLP and the persons owning its outstanding capital stock. Each Subsidiary and each Foreign Affiliate is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable. Schedule 4C(c)-2 sets forth the name and nature of certain foreign entities in which UDLP has a direct or indirect ownership interest (the "Foreign Affiliates") and the ownership of the equity interests in such entities. Except as set forth on
Schedule 4C(c)-1, Schedule 4C(c)-2 or the other Schedules hereto, neither UDLP nor any Subsidiary owns or holds the right to acquire any shares of stock or any other investment or equity interest in any other corporation, partnership, joint venture or other entity and all such shares and other interests reflected on such Schedules are owned by UDLP or another Subsidiary free and clear of any Lien or other material encumbrance and are not subject to any option or right to purchase any such shares and each Foreign Affiliate has no Subsidiaries.
Schedule 4C(c)-1 or Schedule 4C(c)-2 sets forth the number, type and class of the outstanding shares of capital stock or other ownership interests or securities of each Subsidiary and Foreign Affiliate of UDLP and the name of the record and beneficial owner of each share of capital stock or other equity interests or securities of each Subsidiary and Foreign Affiliate of UDLP.
Except as set forth on Schedule 4C(c)-1, Schedule 4C(c)-2 or the other Schedules hereto, there are no outstanding options, warrants or other rights exercisable for, or securities convertible into or exchangeable for, any capital stock or other ownership interests or securities of any Subsidiary or Foreign Affiliate of UDLP, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of any Subsidiary's or Foreign Affiliate's capital stock, or any agreements of any kind which may obligate any Subsidiary or Foreign Affiliate to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests.

          (d) Financial Statements. Schedule 4C(d) sets forth (i) the audited consolidated balance sheets of UDLP as of December 31, 1995 and December 31, 1996, and the related consolidated statements of operations and cash flows for UDLP for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, together with the auditors' report thereon and (ii) the unaudited consolidated balance sheet of UDLP as of June 30, 1997 and related consolidated statements of operations and cash flows for UDLP for the six-month period then ended (the "Latest Financials"), in each case together with the notes thereto (collectively, the "Financial Statements"). The consolidated balance sheet of UDLP as of the fiscal period ended June 30, 1997 is referred to herein as the "June 30 Balance Sheet." The Financial Statements have been derived from the accounting books and records of UDLP, were prepared in the ordinary course of business and present fairly in all material respects the financial condition of UDLP as of the dates of such Financial Statements and the results of operations and cash flows of UDLP and its consolidated Subsidiaries for the periods indicated in accordance with the Applicable Accounting Principles.

          (e) Title to Tangible Assets Other than Real Property Interests. UDLP and its Subsidiaries have good and valid title to all material tangible assets reflected in the Latest Financials, except those sold or otherwise disposed of since the date of the Latest Financials in the ordinary course of business, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever (collectively, "Liens"), except (i) such as are disclosed on
Schedule 4C(e) or the other Schedules hereto, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business for which reserves have been established in accordance with generally accepted accounting principles, equipment leases with third parties entered into in the ordinary course of business, liens for taxes, and other governmental charges which are not due and payable or which may thereafter be paid without penalty for which reserves have been established in accordance with generally accepted accounting principles and (iii) other imperfections of title, restrictions or encumbrances, if any, which would not, individually or in the aggregate, materially impair the use or value of any such asset (the items in clauses (i)-
(iii) being referred to herein collectively as "Permitted Liens"). The material tangible assets used in the operation of the Business, taken as a whole, are in normal operating condition and repair (subject to normal wear and tear). This
Section 4C(e) does not relate to real property or interests in real property, it being the intent of the parties that such items are the subject of Section 4C(f).

          (f) Title to Real Property. The term "Owned Properties" as used herein means all real property and interests in real property owned in fee by UDLP or a Subsidiary as set forth on Schedule 4C(f)-1 (each of such properties being referred to individually as an "Owned Property"). Schedule 4C(f)-2 sets forth a list of real properties leased by UDLP or a Subsidiary pursuant to leases under which UDLP or a Subsidiary has an annual base rental obligation in excess of $250,000 (individually, a "Leased Property"). An Owned Property or Leased Property shall be sometimes referred to herein individually as a "Property" and collectively as the "Properties". UDLP or a Subsidiary has fee simple title to the Owned Properties, and has a valid leasehold interest in each of the Leased Properties, in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) Permitted Liens (as defined in Section 4C(e) above), (ii) easements, covenants, conditions, rights-of-way and other restrictions of record that are disclosed in any commitment for title insurance or other title report previously delivered or made available to Buyer,
(iii) any conditions that may be shown by a current, accurate survey or physical inspection of the relevant Property made prior to the Closing which do not materially and adversely affect the use as currently conducted of the Owned Properties, (iv) existing leases, licenses and possession or occupancy agreements, if any, (v) (A) zoning, building, fire, health, entitlement and other land use laws, ordinances, rules and safety regulations and other similar restrictions, (B) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which UDLP or a Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way, liens or other restrictions which do not materially and adversely affect the use as currently conducted of the Owned Properties, (vi) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer, (vii) any and all orders, decrees, awards or judgments related to any eminent domain or condemnation proceedings which do not materially and adversely affect the use as currently conducted of the Owned Properties, (viii) other liens, security interests, easements, covenants and restrictions of any nature whatsoever which individually or in the aggregate do not materially and adversely affect the value or use as currently conducted of the Owned Properties and (ix) with respect to the lease for the property in Aiken, South Carolina listed on
Schedule 4C(f)-2, an "industrial revenue bond", a copy of which has been made available to Buyer. Except as set forth on Schedule 4C(f)-1, (i) all improvements located on the Property are, in the aggregate, in normal operating condition and repair (normal wear and tear excepted) and, to the knowledge of Sellers, are free from material structural defect and (ii) there is not now pending any condemnation or eminent domain proceeding affecting the Property or any portion thereof, nor, to the knowledge of Sellers, is any such proceeding threatened by any governmental authority.

          (g) Intellectual Property. The Intellectual Property of UDLP that is described in clauses (i), (ii) and (iii) of Section 1(a)(vii) is listed on
Schedule 4C(g). Except as disclosed on Schedule 4C(g) or the other Schedules hereto, UDLP or a Subsidiary or Foreign Affiliate owns or has the right to use, without payment to any other party, all material Intellectual Property used in its business. Except as set forth on Schedule 4C(g) or the other Schedules hereto, no material claims are pending in writing or, to the knowledge of Sellers, threatened in writing against UDLP or a Subsidiary or Foreign Affiliate as of the date of this Agreement by any person with respect to the ownership or use of any of the Intellectual Property owned by UDLP and used in the Business. Except as set forth on Schedule 4C(g) or the other Schedules hereto, no material licenses, sublicenses or agreements pertaining to any of the Intellectual Property owned by UDLP and used in the Business have been granted or entered into by UDLP or a Subsidiary or Foreign Affiliate. None of Sellers and UDLP has received any notices of any infringement by any third party with respect to any of the Intellectual Property owned by UDLP and used in the Business. Except as set forth on Schedule 4C(g) or the other Schedules hereto, to the knowledge of Sellers, the operation of the Business does not infringe upon any proprietary right or other Intellectual Property right of any person in any material respect. All rights pertaining to Intellectual Property licensed to UDLP by FMC pursuant to the FMC Intellectual Property Agreement are duly and validly held by FMC, free and clear of all material Liens. All rights pertaining to Intellectual Property to be licensed to UDLP by Harsco pursuant to the Harsco Intellectual Property Agreement are duly and validly held by Harsco, free and clear of all material Liens.

          (h) Material Contracts. Schedule 4C(h) and the other Schedules hereto set forth as of the date of this Agreement each of the following types of written contracts to which UDLP or any Subsidiary or Foreign Affiliate is a party:

               (i) any employment agreement or employment contract with any officer or director of UDLP (excluding any independent contractor) that has future liability for cash compensation in excess of $200,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $200,000;

               (ii)  any employee collective bargaining agreement;

               (iii) any covenant not to compete that materially impairs the Business;

               (iv) any lease or similar agreement under which UDLP or any Subsidiary or Foreign Affiliate is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by UDLP or any Subsidiary or Foreign Affiliate or any portion of premises otherwise occupied by UDLP or any Subsidiary, in each case which has future liability in excess of $250,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $250,000;

               (v) any lease or similar agreement under which (A) UDLP or any Subsidiary or Foreign Affiliate is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) UDLP or any Subsidiary or Foreign Affiliate is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by UDLP or any Subsidiary or Foreign Affiliate, in each case which has future liability in excess of $500,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $500,000;

               (vi) any agreement or contract under which UDLP has borrowed or loaned any money, any note, bond, indenture or other evidence of indebtedness or any direct or indirect guarantee of such indebtedness of others (other than endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment-related purposes, or purchases of equipment or materials made under conditional or instalment sales contracts, in each case in the ordinary course of business) which, individually or in the aggregate, has an outstanding principal amount in excess of $500,000;

               (vii) any agreement or contract under which either Seller or any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of UDLP or any Subsidiary or Foreign Affiliate (other than endorsements for the purpose of collection in the ordinary course of business and all Guaranties), in each case having an outstanding principal amount or aggregate future liability in excess of $1,000,000;

               (viii) any contract or agreement for the purchase of supplies, goods, products or other personal property or for the receipt of services which involves an unfulfilled obligation of UDLP or any Subsidiary or Foreign Affiliate in excess of $5,000,000;

               (ix) any contract or agreement (including the U.S. Department of Defense and any other U.S. military purchasing authority), other than any Inactive Contracts, for the sale of supplies, goods, products or other personal property or for the furnishing of services which involves an unfulfilled obligation of UDLP or any Subsidiary in excess of $25,000,000;

               (x) any contract or agreement which provides for the procurement by UDLP of consulting, sales representative, marketing or lobbying services and which involves an unfulfilled obligation of UDLP in excess of $500,000;

               (xi) any joint venture, teaming, co-production or partnership contract or agreement involving an unfulfilled obligation of UDLP in excess of $5,000,000;

               (xii) any agreement committing UDLP or any of its Subsidiaries to purchase or sell any property or asset outside the ordinary course of business for consideration in excess of $1,000,000; and

               (xiii) any agreement between UDLP or one or more of its Subsidiaries or Foreign Affiliates and any Seller or any Affiliate of any Seller (other than UDLP or any of its

     Subsidiaries or Foreign Affiliates) which involves an unfulfilled obligation, individually or in the aggregate, in excess of $1,000,000.

          Sellers have delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on
Schedule 4C(h) as amended to date, other than modifications or amendments to U.S. government contracts since June 30, 1997 as would not materially and adversely affect the value of such contracts. Except as disclosed on Schedule 4C(h) or the other Schedules hereto, UDLP or a Subsidiary or Foreign Affiliate has performed all material obligations required to be performed by it to date under each contract, lease, license, commitment, instrument or other agreement of UDLP or such Subsidiary described on Schedule 4C(h) (collectively, the "Material Contracts") and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the knowledge of Sellers, no other party thereto is (with or without lapse of time or the giving of notice, or both) in material default under any Material Contract. Except as set forth on Schedule 4C(h), all of the Material Contracts are (i) in full force and effect and (ii) to the knowledge of Sellers, represent the legal, valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms.

          (i) Litigation; Decrees. Schedule 4C(i) and the other Schedules hereto set forth, all lawsuits, claims and judicial or administrative proceedings (excluding lawsuits, claims or proceedings for workers' compensation) pending or, to the knowledge of Sellers, threatened against UDLP or a Subsidiary or Foreign Affiliate or involving any of its respective properties, assets, operations or businesses and which (A) involve a claim against UDLP or a Subsidiary or Foreign Affiliate of, or which involve an unspecified amount which could reasonably be expected to result in liability of, more than $250,000 or
(B) seek any material injunctive relief which would affect Buyer's acquisition or ownership of the Interests or the operation of the Business. Neither UDLP nor any Subsidiary or Foreign Affiliate is in material default under any material judgment, order or decree applicable to it of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign. Schedule 7(f) sets forth certain pending lawsuits or claims that will be retained by a particular Seller (as indicated thereon) from and after the Closing.

          (j) Compliance with Applicable Laws. Except as set forth on Schedule 4C(j) or the other Schedules hereto, (i) UDLP and its Subsidiaries and Foreign Affiliates are, and since January 1, 1994 have been, in compliance in all material respects with all applicable material statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality and (ii) since December 31, 1996, neither UDLP nor any Subsidiary has received any written communication from a governmental authority that alleges that it is not in compliance in all material respects with any material federal, state, foreign or local laws, rules and regulations. This Section 4C(j) does not relate to environmental matters, Government Contracts and tax matters, it being the intent of the parties that environmental matters, Government Contract matters and tax matters are the subject of Sections 4C(n), 4C(q) and 4C(l), respectively.

          (k) Employee Benefit Plans.  Except as set forth on Schedule 4C(k):

               (i) Schedule 4C(k)-1 lists all of the material employee benefit plans, programs and arrangements (including each severance or other arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits) maintained or contributed to by UDLP with respect to current or former employees of UDLP or any of its Subsidiaries (including the Defense Segment Plan referred to in Section 8(h)(iii)) (the "UDLP Employee Benefit Plans") and Schedule 4C(k)-2 lists all of such material employee benefits plans, programs and arrangements maintained or contributed to by FMC in which current or former employees of UDLP or any of its Subsidiaries participate (the "FMC Employee Benefit Plans"). Sellers have delivered to, or made available for inspection by, Buyer a copy of each UDLP Employee Benefit Plan and the defined benefit pension plans of FMC covering employees of UDLP and the Transferred Employees. Except as provided in clause (vi) of this Section 4C(k), Sellers make no representations or warranties in this Agreement regarding or relating to any of the FMC Employee Benefit Plans.

               (ii) All UDLP Employee Benefit Plans which are "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) are in compliance in all material respects with the applicable requirements of ERISA, the Code and all other applicable law.

               (iii) Each UDLP Employee Benefit Plan or its predecessor plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that it is so qualified and that its trust is exempt from taxation.

               (iv) All contributions and payments with respect to each UDLP Employee Benefit Plan have been timely made when due and there are no funding deficiencies (including accumulated funding deficiencies) (as defined in ERISA and the Code).

               (v) All ERISA reporting and disclosure obligations have been satisfied in all material respects with respect to each UDLP Employee Benefit Plan.

               (vi) UDLP and each UDLP Employee Benefit Plan and, with respect to employees and former employees of UDLP and its Subsidiaries, each FMC Employee Benefit Plan has complied in all material respects with its obligations under Section 4980B of the Code and Section 601 et seq. of ERISA ("COBRA").

               (vii) To the knowledge of Sellers, with respect to each UDLP Employee Benefit Plan: (a) there have not been any prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) no fiduciary has any liability for breach of fiduciary duty; and (c) no investigations, suits, or material claims are pending.

               (viii) Sellers have delivered or made available to Buyer copies of the following documents in connection with each UDLP Employee Benefit
     Plan: (a) plan document and all amendments; (b) current summary plan descriptions; (c) the most recent Internal Revenue Service favorable determination letter with respect to each UDLP Employee Benefit Plan intended to be qualified under the Code; and (d) the most recent IRS Form 5500.

               (ix) UDLP does not contribute to any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, nor has UDLP at any time contributed to, or been obligated to contribute to, any such multiemployer plan.

               (x) The funding method used in connection with each UDLP Employee Benefit Plan that is an "employee pension benefit plan" as defined in
     Section 3(2) of ERISA (each, a "Pension Plan") which is subject to the minimum funding requirements of ERISA is acceptable under law, and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA of each Pension Plan (but excluding from the definition of "current value" of "assets" of such Pension Plan accrued but unpaid contributions) did not exceed zero.

               (xi) UDLP and its Subsidiaries have not engaged in, nor are successors or parent corporations to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and no analogous event under applicable foreign law. No filing has been made by UDLP or either Seller with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. UDLP has not at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or analogous foreign law, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or analogous foreign law, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA or analogous foreign law to which UDLP made contributions during the six years prior to the Closing Date.

                (xii) There is no contract, agreement, plan or arrangement covering any employee or former employee of UDLP that, individually or collectively, provides for the payment prior to or in connection with this transaction by UDLP of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

               (xiii) Each material trust agreement, annuity contract or other funding instrument maintained by UDLP and related to a UDLP Employee Benefit Plan has been maintained in all material respects in accordance with its terms and applicable law.

               (xiv) There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any UDLP Employee Benefit Plan that is pending or, to the knowledge of Sellers, threatened against UDLP or any UDLP Employee Benefit Plan.

               (xv) Neither UDLP nor Sellers has any legally binding commitment to create any additional employee benefit plans which are intended to cover UDLP employees or to amend or modify any existing UDLP Employee Benefit Plan which would result in a material increase in the costs to UDLP of such Plan.

               (xvi) No UDLP Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that, to the knowledge of Sellers, or UDLP is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

               (xvii) Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any UDLP Employee Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

               (xviii) No event has occurred in connection with which UDLP, any of its Subsidiaries or any UDLP Employee Benefit Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any UDLP Employee Benefit Plan or (B) pursuant to any obligation of UDLP or any of its Subsidiaries to indemnify any person against liability incurred under any such statute, regulation or order as it relates to the UDLP Employee Benefit Plans.

               (xix) None of the Subsidiaries employs any employees or has any obligation to contribute to any of the UDLP Employee Benefit Plans.

          (l) Taxes. Except as otherwise provided in Schedule 4C(1) and except as would not result in a liability to UDLP or its Subsidiaries in excess of amounts accrued on the June 30 Balance Sheet or the Closing Statement:

               (i) UDLP and its Subsidiaries have filed, or have been included in, all material Tax Returns (as defined below) required to be filed by them on or before the Closing Date. To the knowledge of Sellers, the Foreign Affiliates have filed, or have been included in, all material Tax Returns required to be filed by them on or before the Closing Date.

               (ii) All material Taxes due and payable by UDLP and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. To the knowledge of Sellers, all material Taxes due and payable by the Foreign Affiliates (whether or not shown on any Tax Return) have been timely paid in full.

               (iii) No claim has ever been made in writing by a taxing authority in a jurisdiction where UDLP or any of its Subsidiaries do not file Tax Returns that any of UDLP and its Subsidiaries are or may be subject to taxation in a material amount by that jurisdiction. To the knowledge of Sellers, no claim has ever been made in writing by a taxing authority in a jurisdiction where any of the Foreign Affiliates do not file Tax Returns that any of the Foreign Affiliates are or may be subject to taxation in any material amount by that jurisdiction.

               (iv) None of UDLP's Subsidiaries or Foreign Affiliates which is a corporation has filed a consent under Code Section 341(f) concerning collapsible corporations.

               (v) None of UDLP, its Subsidiaries, and its Foreign Affiliates has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

               (vi) None of UDLP, its Subsidiaries and, to the knowledge of Sellers, the Foreign Affiliates, (A) has been a member of any affiliated group filing a consolidated federal income Tax Return and (B) has any liability for material Taxes of any person as defined in Section 7701(a)(1) of the Code (other than UDLP and its Subsidiaries) under Treas. Reg.
     (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract of indemnity.

               (vii) As of the date hereof, UDLP, its Subsidiaries and, to the knowledge of Sellers, the Foreign Affiliates, have no material Tax deficiency or claim assessed or, to the knowledge of Sellers, proposed in writing against any of them, except to the extent that adequate liabilities or reserves with respect thereto are accrued on the Financial Statements in accordance with generally accepted accounting principles (or, with respect to the Foreign Affiliates, on their financial statements determined in accordance with United States generally accepted accounting principles) or
     (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by generally accepted accounting principles and (iii) the nature and amount of the disputed Tax is set forth on Schedule 4C(1).

               (viii) As of the date hereof, there are no currently outstanding Tax examinations or Tax audits of any of UDLP and its Subsidiaries. To the knowledge of Sellers, as of the date hereof, there are no currently outstanding Tax examinations or Tax audits of the Foreign Affiliates.

               (ix) Neither UD United Defense International Sales Corporation nor UDLP Components, Limited has any investment in U.S. property within the meaning of Code Section 956. FMC-Arabia has an investment in U.S. property within the meaning of Code (S)956 represented by a loan to UDLP. To the knowledge of Sellers, the Foreign Affiliates have no other investments in U.S. property.

               (x) None of the property of UDLP or any of its Subsidiaries (A) is subject to a lease under (x) Section 168(f)(8) of the Internal Revenue Code of 1954, or (y) Code Section 7701(h), (B) secures any debt the interest on which is tax-exempt under Code Section 103(a), or (C) is tax-exempt use property within the meaning of Code Section 168(h).

               (xi) Neither UD United Defense International Sales Corporation nor UDLP Components, Limited nor, to the knowledge of Sellers, any of the Foreign Affiliates, is (i) engaged in a United States trade or business for federal Income Tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code.

               (xii) To the knowledge of Sellers, none of UDLP, its Subsidiaries and Foreign Affiliates has participated in or cooperated with an international boycott within the meaning of Code Section 999 or has been requested to do so in connection with any transaction or proposed transaction.

               (xiii) Buyer would not be required to include any amount in gross income with respect to UD United Defense International Sales Corporation or UDLP Components, Limited pursuant to Code Section 951 if the taxable year of any of such entities was deemed to end on the Closing Date after the Closing.

               (xiv) Since their respective formations through the date hereof, UDLP and Armored Vehicle Technologies Associates have been qualified to be treated as partnerships for federal Income Tax purposes and neither UDLP nor any of its partners has taken a position inconsistent with such treatment with regard to any federal Income Tax.

               (xv) This Section 4(C)(1) contains the sole and exclusive representations and warranties of Sellers with respect to any Taxes or Tax matters, with the exclusion of those representations and warranties relating to Taxes to the extent set forth in Section 4C(e), Section 4C(f) and Section 4C(k).

          (m) Insurance. Attached hereto as Schedule 4C(m) is a summary of all material insurance policies issued in favor of UDLP and the Subsidiaries. Neither UDLP nor any of its

Subsidiaries has received (i) any written notice of cancellation of any policy described on Schedule 4C(m) or refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

          (n) Environmental Compliance.

          (i) To the knowledge of Sellers, except as set forth on Schedule 4C(n) hereto or the other Schedules hereto, as of the date hereof UDLP and the Subsidiaries are in compliance with all Environmental Requirements, except for such noncompliance as would not have a Material Adverse Effect. "Environmental Requirements" shall mean all federal, state and local statutes, regulations, ordinances, permits, approvals and licenses concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the date hereof.

          (ii) Except as set forth on Schedule 4C(n) or the other Schedules hereto, UDLP has not, since January 1, 1996, received any written notice, report or other communication regarding any material violation of Environmental Requirements, or any material liabilities, including any material investigatory, remedial or corrective obligations, relating to UDLP or its facilities arising under Environmental Requirements, except for any of the foregoing, the subject matter of which would not have a Material Adverse Effect.

          (iii) To the knowledge of Sellers, Sellers have delivered, or otherwise made available, to Buyer copies of all material written environmental reports, audits and assessments in Sellers' possession relating to any material environmental liabilities of UDLP or any of its Subsidiaries.

          (iv) This Section 4C(n) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

          (o) Undisclosed Liabilities. Except as set forth on Schedule 4C(o), neither UDLP nor any of its consolidated Subsidiaries has any material liability or obligation (whether absolute or contingent, liquidated or unliquidated, or due or to become due) of a type required to be reflected on a balance sheet prepared in accordance with Applicable Accounting Principles, except for liabilities and obligations (i) reflected or reserved for on the balance sheet included in the Latest Financials, (ii) disclosed or referred to on any of the Schedules or (iii) that have arisen since or arise after the date of the Latest Financials in the ordinary course of the operation of the Business

(including pursuant to contracts) and consistent with past practice (all of which are current liabilities similar in type to those reflected on the balance sheet included in the Latest Financials).

          (p) Absence of Certain Changes or Events. Since June 30, 1997, UDLP and its Subsidiaries have operated the Business in the ordinary course, consistent with past practices. Without limiting the foregoing, since June 30, 1997, except as disclosed on Schedule 4C(p), there has not been any (i) material adverse change in the Business or the assets, liabilities or financial condition of UDLP and its Subsidiaries, taken as a whole, (ii) except for normal periodic increases in the ordinary course of business consistent with past practice, increase in the compensation payable or to become payable by UDLP or its Subsidiaries to any of their respective officers, employees or agents (collectively, "Personnel") whose total compensation for services rendered to UDLP or its Subsidiaries is currently at an annual rate of more than $100,000 or any material bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel, (iii) material addition to or modification of the employee benefit plans, arrangements or practices affecting Personnel, (iv) sale, assignment or transfer of any material assets of UDLP or its Subsidiaries, taken as a whole, other than in the ordinary course, (v) material change in accounting methods or practices by UDLP or its Subsidiaries or (vi) revaluation by UDLP or any of its Subsidiaries of any of their respective material assets.

          (q) Government Contracts.  Except as set forth on Schedule 4(C)(q):

          (i) Since January 1, 1994, neither the United States government (through relevant contracting officers or the U.S. Department of Justice) nor any prime contractor has notified UDLP or either Seller in writing that UDLP has breached or violated in any material respect any material statute or regulation pertaining to any Government Contract.

          (ii) Neither UDLP nor any of its Subsidiaries has been debarred or suspended from participation in the award of any Government Contract nor, to the knowledge of Sellers, has any debarment or suspension proceeding been initiated against UDLP or any of its Subsidiaries.

          (iii) No material termination for default or show cause notice is, or since January 1, 1994 has been, in effect pertaining to any Government Contract.

          (iv) Since January 1, 1994, there has been no known governmental investigation (other than routine investigations and audit proceedings) of UDLP or any of its Subsidiaries regarding an alleged or potential material violation of law by UDLP or any of its Subsidiaries with respect to any Government Contract.

          (v) Neither UDLP nor any of its Subsidiaries has since January 1, 1994 in connection with the Business, conducted any material internal investigation in connection with which UDLP has engaged outside legal counsel or independent accountants, or made any material voluntary disclosure to the U.S. government pursuant to the Voluntary

     Disclosure Program of the U.S. government, outside the ordinary course as a result of any material suspected irregularity with respect to any Government Contract.

          (vi) To the knowledge of Sellers, the cost accounting and procurement systems maintained by UDLP and its Subsidiaries in connection with the conduct of the Business with respect to Government Contracts are in compliance with all applicable material U.S. government laws and regulations (including all applicable cost accounting standards) in all material respects.

          (vii) With respect to each Government Contract to which UDLP or any of its Subsidiaries is a party (A) to the knowledge of Sellers, since January 1, 1997, UDLP and each of its Subsidiaries have complied with the material terms and conditions of each Government Contract which is a Material Contract except for such instances of non-compliance as will not result in a termination of the Material Contract or material liability and (B) to the knowledge of Sellers, all material representations and certifications executed, acknowledged or set forth in each Government Contract were complete and correct in all material respects as of their effective date. For the purpose hereof, "Government Contract" means any contract between the United States government (or a department or agency thereof) or any prime contractor to the United States Government and UDLP, any of its Subsidiaries or either Seller.

          (r) Labor Relations. Except as set forth on Schedule 4C(r), neither UDLP nor any of its Subsidiaries has engaged in any unfair labor practice that would have a Material Adverse Effect and there are no material complaints against UDLP or any of its Subsidiaries pending or, to the knowledge of Sellers, threatened before the National Labor Relations Board or any similar state or local labor agency. Except as disclosed on Schedule 4C(r), there are no representation questions, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the knowledge of Sellers, threatened with respect to the employees of UDLP or any of its Subsidiaries that would have a Material Adverse Effect, and neither UDLP nor any of its Subsidiaries (nor either Seller in connection with the conduct of the Business) has since January 1, 1994 experienced any such representation question, labor strike, slow down, stoppage or other labor dispute.

          (s) Licenses, Permits and Authorizations. To the knowledge of Sellers, UDLP or a Subsidiary has all of the licenses, approvals, consents, franchises and permits necessary to permit UDLP and its Subsidiaries to conduct the Business as currently conducted, except as would not have a Material Adverse Effect.

          (t) Assets. The assets reflected on the June 30 Balance Sheet, together with all rights of UDLP, its Subsidiaries and Foreign Affiliates under contracts and the assets of the Foreign Affiliates and such assets as are transferred to UDLP pursuant to Section 5(g) are all of the material assets used in the Business.

          (u) Loss Contracts; Backlog. Set forth on Schedule 4C(u)-1 are those Material Contracts with respect to which UDLP has accrued a loss on the June 30 Balance Sheet. Set forth on Schedule 4C(u)-2 are (i) a list of the Backlog with respect to contracts for the sale of goods or services to unaffiliated third parties where there is an official award reported for UDLP, broken out by division on FMC's internal financial reporting systems as of July 31, 1997, which totals approximately $1.4 billion and (ii) a list of selected contracts and their respective approximate Backlog (subject to change based on deliveries and customer-directed contract modification and authorization changes) for GSD, ASD and DSI. For purposes of this Agreement, the term "Backlog" means as of any given date, (i) the total amount awarded and funded under the applicable contract as of such date less
(ii) the amount of the shipments made in respect of such contract as of such date.

          (v) Customers, Distributors and Suppliers. Schedule 4C(v) sets forth a list of the names of the (i) ten (10) largest customers of each division of the Business (or such fewer number as provide a substantial majority of the revenue of such division) for the most recent fiscal year, showing the approximate total sales in dollars by the Business to each such customer during such fiscal year; and (ii) the ten (10) largest suppliers of each division of the Business (or such fewer number as supply a substantial majority of the purchases by dollar volume of such division) for the most recent fiscal year showing the approximate total purchases in dollars by the Business from each such supplier during such fiscal year. Neither UDLP nor any of its Subsidiaries has received any communication in writing from any customer or supplier named on Schedule 4(C)(v) of any intention to terminate or materially reduce purchases from or supplies to the Business, which termination or reduction would have a Material Adverse Effect.

          (w) Dividends by Foreign Affiliates. Schedule 4C(w) sets forth the aggregate amount of dividends paid to UDLP or the Sellers by each Foreign Affiliate in each of the preceding five (5) fiscal years and the aggregate amount of dividends paid by such Foreign Affiliates to UDLP since December 31, 1996.

          5. Covenants of Sellers. Sellers jointly and severally covenant and agree as follows:

          (a) Access. Prior to the Closing, Sellers shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of UDLP and its Subsidiaries and Foreign Affiliates, and Sellers shall not object to Buyer's communicating in a reasonable manner with key customers and suppliers on matters, relating to the Business; provided, however, that such access does not unreasonably interfere with the normal operations of UDLP and that Sellers' approval is required with respect to access to, and communications with customers and suppliers of, the Foreign Affiliates; provided further, that all requests for access shall be directed to Randall S. Ellis, or such other person as Sellers may designate from time to time; and provided further, that Buyer shall have obtained any and all necessary governmental or administrative security clearances and approvals. Buyer shall indemnify and hold Sellers, UDLP and their respective Affiliates, officers, shareholders, directors and employees harmless against any and all losses, liabilities, expenses and damages or actions or claims with respect thereto resulting from claims suffered or incurred by any of such persons or entities arising out of or with respect to Buyer's or its representatives', agents' or employees' exercise of Buyer's rights under this Section 5(a) to the extent arising from the negligence or willful misconduct of Buyer or its representatives, employees, counsel and accountants. Notwithstanding any provision in this Agreement to the contrary, Buyer's obligations under this Section 5(a) shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Ordinary Conduct. Except as permitted by the terms of this Agreement or as set forth in Schedule 5(b) or the other Schedules hereto, from the date hereof to the Closing, Sellers will cause UDLP and its Subsidiaries and, subject to existing obligations under any applicable agreement with the minority partners, Foreign Affiliates to conduct the Business in the ordinary course, consistent with past practices. Except as provided in this Agreement or
Schedule 5(b) or the other Schedules hereto, from the date hereof until the Closing, Sellers shall not permit UDLP or any of its Subsidiaries or, subject to existing obligations under any applicable agreement with minority partners, Foreign Affiliates to do any of the following without the prior written consent of Buyer:

               (i) in the case of UDLP, amend its Certificate of Limited Partnership or its Agreement of Limited Partnership in any manner which would be materially adverse to Buyer and, in the case of any Subsidiary or Foreign Affiliates of UDLP, amend its corporate charter, bylaws or other organizational documents in any manner which would be materially adverse to Buyer;

               (ii) make any material change in the conduct of the Business, except as contemplated or permitted by this Agreement;

               (iii) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any material assets of UDLP or any Subsidiary or Foreign Affiliates, except for sales in the ordinary course of business;

               (iv) permit, allow or subject any of the material assets owned by UDLP or any Subsidiary or Foreign Affiliates to any mortgage, pledge, security interest, encumbrance or lien or suffer such to be imposed, except for Permitted Liens;

               (v) except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any officers or other key personnel;

               (vi) assume, incur or guarantee any obligation for borrowed money (other than intercompany indebtedness) having an outstanding principal amount in excess of $1,000,000 in the aggregate;

               (vii) enter into a material lease of real property other than in the ordinary course of business, except that Buyer acknowledges and consents to UDLP entering into any lease the negotiation of which has commenced prior to the date of this Agreement or any renewal of a lease to which UDLP is a party;

               (viii) directly or indirectly, make any distribution of assets (other than cash distributions or other cash payments by UDLP or its Subsidiaries in the ordinary course) to its equity holders, or directly or indirectly, purchase, redeem, issue, sell or otherwise acquire or dispose of any equity interest of UDLP or such Subsidiary or Foreign Affiliate or cause any Foreign Affiliate to accelerate the payment of any dividends;

               (ix) issue any equity interests or other securities (other than debt securities permitted pursuant to the foregoing clause (vi)) or any options, warrants or other rights exercisable for such equity interests or other securities or otherwise take (or agree or plan to take) any steps affecting or changing the capitalization of UDLP or any its Subsidiaries or Foreign Affiliates,

               (x) change its accounting methods, principles or policies in any material respect;

               (xi) make any material Income Tax election that could affect Buyer, UDLP or its Subsidiaries after the Closing or apply to change any method of accounting for Tax purposes in any material respect;

               (xii) acquire or agree to acquire by merging or consolidating with, or acquiring by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or acquire or agree to acquire any material assets or property, except in the ordinary course of business and in a manner consistent with past practice;

               (xiii) amend in any materially adverse respect any Material Contract; or

               (xiv) enter into any legally binding commitment to do any of the foregoing provided, however, that nothing in this Section 5(b) shall be construed to prohibit, prevent or otherwise limit Sellers from settling accounts through, or otherwise making, regular, tax or other special distributions in cash or repayments of cash from UDLP to any Seller, to the extent that, unless otherwise provided in this Agreement (including in Section 2(b)), any such distribution or repayment is reflected on the Closing Statement; and provided further that, except as set forth in Section 8(p), nothing in this Agreement shall require the presence of any positive cash balance on the books or in the accounts of UDLP at the Closing.

          (c) Confidentiality. Each Seller agrees that, after the Closing Date, it shall, and shall use its reasonable efforts to cause its respective directors, officers, employees, advisors and Affiliates to, keep the Information (as defined below) confidential for a period of five years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 5(c), and except that any Information may be used and disclosed (i) in connection with the exercise or performance by Sellers of their respective rights and obligations under or as permitted by the Ancillary Agreements and (ii)

(subject to reasonable and customary confidentiality protections, and without jeopardizing the protection of trade secrets) in connection with the development, manufacture, sale or distribution of any product outside of UDLP's Scope of Activity, in each case without violating the provisions of this Section 5(c); provided, however, that, with respect to Information that consists of technical information, trade secrets or know-how, the covenants and obligations of the Sellers in this Section 5(c) shall not terminate so long as such technical information, trade secrets or know-how is or remains Information subject to this Section 5(c). At Buyer's request, each Seller shall use legal action, including the commencement of litigation, if required, to enforce such confidentiality obligations, and Buyer shall reimburse each such Seller for reasonable out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with such legal action as is requested by Buyer. For purposes hereof, the term "Information" means all information that relates to UDLP, the Subsidiaries or the Foreign Affiliates or the Business, other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5(c), or is developed independently by Sellers or their respective Affiliates after the Closing or is obtained from third parties who have no duty of confidentiality to Buyer, UDLP or any of its Subsidiaries or Foreign Affiliates.

          (d) Preservation of Business. Prior to the Closing, subject to the terms and conditions of this Agreement, Sellers shall, and shall cause UDLP and its Subsidiaries and, subject to applicable agreements with the minority partners, Foreign Affiliates to, use reasonable best efforts consistent with past practices to preserve the Business intact, to preserve the goodwill of customers and suppliers of UDLP and to retain its key employees.

          (e) Covenant Not to Compete. Each Seller agrees that, for a period of six years following the Closing Date, it will not, and will cause each of its Affiliates not to, engage, directly or indirectly, anywhere in the world in any line of business within the Scope of Activity; provided, however, that (i) Harsco shall be entitled to continue to engage in the development, manufacture, retrofit, installation, repair, overhaul, engineer, design, service, sale and marketing of armor and armor kits for sale to the military and other customers,
(ii) Harsco shall be entitled to engage in activities reasonably necessary to completing the termination and winding up of its former truck and bus business and (iii) either Seller shall be entitled to engage in the development, manufacture, retrofit, installation, repair, overhaul, engineer, design, service, sale and marketing of any component part or subsystem of military vehicle systems which are substantially the same as classes of products or services that primarily are commercially sold by such Seller for non-military uses. If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in this Section 5(e) constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction under the circumstances involved. Each Seller acknowledges that the restrictions contained in this Section 5(e) are reasonable and necessary to protect the legitimate interests of Sellers, UDLP and Buyer and that any breach by either Seller of any provision hereof will result in irreparable injury to UDLP and Buyer. Each Seller acknowledges that, in addition to all remedies available at law, UDLP and Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all losses and damages. For purposes of this Agreement, the "Scope of Activity" of UDLP shall be to engage in the development, manufacture, retrofit, installation, overhaul, repair, engineering, design, service, sale and marketing of any military vehicle system or weapon system or station or component thereof. It shall not be a violation of this provision for either Seller to purchase or combine with an entity conducting a business that has products and services that fall within the Scope of Activity but are incidental to the business of such entity as a whole. Each Seller further agrees that it will not, for a period commencing on the date hereof and ending two years following the Closing Date, knowingly solicit the employment of or hire the employees of UDLP listed on
Schedule 5(e).

          (f) Cooperation. For a period of 90 days after the Closing, Sellers shall cooperate with Buyer and shall cause its respective officers, employees, agents and representatives to cooperate with Buyer to the extent reasonably requested by Buyer to provide for an orderly transition of the Business to Buyer. Buyer shall reimburse each Seller for the out-of-pocket costs and expenses incurred by such Seller in assisting Buyer pursuant to this Section 5(f). Notwithstanding the foregoing, neither Seller shall be required by this
Section 5(f) to take any action that would unreasonably interfere with the conduct of its business or the Business.

          (g) FMC Resource Transfer. On the Closing Date, FMC shall transfer to UDLP all of FMC's right, title and interest in and to certain enumerated assets of FMC's Corporate Technology Center in the manner, and subject to the terms and conditions, set forth on Schedule 5(g) attached hereto.

          (h) Intercompany Obligations. All outstanding intercompany obligations between each Seller and UDLP or any of the Subsidiaries shall be settled and terminated at or prior to Closing, other than obligations that reflect amounts owed for actual services performed or goods delivered in the ordinary course.

          (i) Financing Obligations. At or prior to the Closing, Sellers shall cause all outstanding Financing Obligations (other than Financing Obligations relating to letters of credit and related reimbursement agreements listed on
Schedule 7(e) which are not replaced as provided in Section 7(e) (the "Continuing LC Obligations")) to be finally repaid in full, terminated or reflected in the computation of the Adjusted Net Worth Amount on the Closing Statement.

          (j) Notification of Certain Matters. From the date hereof through the Closing, Sellers shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Sellers, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of Sellers' or Buyer's respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Sellers or Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

          (k) FMC Arabia. The parties acknowledge that UDLP is the beneficial owner of limited liability company interests in FMC Arabia Limited, a limited liability company organized under the laws of the Kingdom of Saudi Arabia ("FMC Arabia"), entitling UDLP to 51% of the capital and profits of FMC Arabia (the "FMC Arabia Interests") but that FMC is the record owner of the FMC Arabia Interests. For administrative convenience, the parties desire that FMC retain record ownership of the FMC Arabia Interests until such time as Buyer provides FMC with written notice (a "Transfer Notice") instructing FMC to transfer record ownership of the FMC Arabia Interests to UDLP, but that UDLP continue to be provided all benefits of ownership of the FMC Arabia Interests. Following receipt of a Transfer Notice, FMC shall take any and all commercially reasonable actions necessary to cause record ownership of the FMC Arabia Interests to be transferred to UDLP, free and clear of all Liens (including, without limitation, obtaining all requisite governmental and third party consents and/or approvals), as soon as practical following receipt of the Transfer Notice and in any event within sixty (60) days after receipt of such Transfer Notice, at the cost and expense of FMC. From and after the Closing, (i) FMC shall promptly remit and pay over to UDLP any and all dividends, distributions and other payments received by FMC in respect of the FMC Arabia Interests and (ii) FMC shall take all actions reasonably requested by UDLP in respect of the FMC Arabia Interests, including, without limitation, granting to UDLP proxies or powers of attorney in respect of the FMC Arabia Interests or voting the FMC Arabia Interests as directed by UDLP. FMC acknowledges and agrees that Buyer and UDLP shall be entitled to specific performance of FMC's obligations under this Section 5(k). Buyer shall indemnify FMC against any liability or expense it reasonably incurs as a result of taking any actions requested by UDLP under this Section other than the cost and expense of causing such ownership to be transferred to UDLP.

          6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

          (a) Authority; No Conflicts.

               (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Agreements to be executed and delivered by Buyer will be duly and validly executed and delivered by Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party constitute, or will constitute, as the case may be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

               (ii) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under any provision of (A) the certificate of incorporation or by-laws of Buyer, (B) any material contract to which Buyer is a party, or (C) any material judgment, order or decree, or any material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not prevent Buyer from consummating the transactions contemplated hereby, except for any such consents, authorizations or approvals required under the HSR Act or that may be required solely by reason of a Seller's status or a Seller's participation in the transactions contemplated hereby.

          (b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

          (c) Availability of Funds. Buyer has irrevocable commitments, as described in the Equity Letter issued on the date hereof by The Carlyle Group and requiring the contribution of capital to Buyer in the amount of $175,000,000, the Commitment Letter issued on the date hereof to TC Group, L.L.C. by Bankers Trust Corporation and the Commitment and Engagement Letter issued on the date hereof to TC Group, L.L.C. by Lehman Brothers, Inc., each of which is attached hereto as Schedule 6(c), to enable it to consummate the transactions contemplated by this Agreement. Buyer has no reason to believe that it will not have cash available at the Closing pursuant to such commitments necessary to consummate the transactions contemplated by this Agreement. Buyer has deposited $10,000,000 of the Initial Purchase Price with the escrow agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit 6(c).

          (d) Acquisition of Interests for Investment. All securities purchased, directly or indirectly, by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of such securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law.

          (e) Fulfillment of Condition. Buyer has no knowledge of any state of facts or conditions which would prevent or otherwise hinder, in any material respect, fulfillment of the condition to Closing specified in Section 3(b)(iii).

          7.  Covenants of Buyer.  Buyer covenants as follows:

          (a) Confidentiality of Buyer.

               (i) Buyer acknowledges that all information provided to any of it and its Affiliates, agents and representatives by any of FMC, UDLP and their respective Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of FMC, UDLP and Buyer or one or more of their respective Affiliates or other beneficial owners (the "Diligence Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Diligence Confidentiality Agreement shall terminate.

               (ii) Buyer agrees that, after the Closing Date, Buyer and UDLP shall use their respective reasonable efforts to, and shall use their respective reasonable efforts to cause their respective directors, officers, employees, former employees, advisors and Affiliates to, keep Seller Information (as defined below) confidential for a period of five years from the Closing Date; provided, however, that with respect to Seller Information that consists of technical information, trade secrets or know-how, the covenants and obligations of Buyer and UDLP in this Section 7(a)(ii) shall not terminate so long as such technical information, trade secrets or know-how is or remains Information subject to this Section 7(a); and provided further that any Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 7(a)(ii). At any Seller's request, Buyer shall, or shall cause UDLP to, use legal action, including the commencement of litigation, if required, to enforce such confidentiality obligations, and such Seller shall reimburse Buyer for reasonable out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with such legal action as is requested by such Seller. For purposes of this Agreement, the term "Seller Information" shall mean all information concerning Sellers or their Affiliates, including any financial information, trade secrets, know-how and other confidential technical and business information, other than information that relates to the Business, UDLP, the Subsidiaries or the Foreign Affiliates and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7(a)(ii).

          (b) Performance of Obligations by Buyer After Closing Date. Subject to Section 8(f), Section 8(h)(xiii), Section 10 and Section 11(a), following the Closing Date, Buyer shall or shall cause UDLP to duly, promptly and faithfully pay, perform and discharge when due, (i) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of UDLP, other than the Retained Liabilities, without limitation, any such obligations or liabilities contained in any contract or other agreement and (ii) any liability or obligation of any Seller and its respective Affiliates with respect to any of the liabilities described in clause
(i), including, without limitation, any guarantee or obligation to assure performance given or made by one or more of Sellers and their respective Affiliates with respect to any such obligation of any of UDLP, the Subsidiaries and the Foreign Affiliates.

          (c) No Additional Representations; Disclaimer Regarding Estimates and Projections. Buyer acknowledges that neither Seller, nor any other person or entity acting on behalf of a Seller or any Affiliate of a Seller, (i) has made any representation or warranty express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Business or held by UDLP or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, UDLP or any Affiliate of UDLP, in each case except as expressly set forth in this Agreement and the Ancillary Agreements or as and to the extent required by this Agreement to be set forth in the Schedules hereto. Buyer further agrees that neither Seller nor any other person or entity will have or be subject to any liability, except as specifically set forth in this Agreement, to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Confidential Offering Memorandum distributed by Morgan Stanley & Co. Incorporated and any information, document, or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

          In connection with Buyer's investigation of UDLP, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Business and UDLP for the fiscal year ending on December 31, 1997 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, neither Seller makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

          (d)  Intentionally omitted.

          (e) Certain Guaranties. Sellers and Buyers shall cooperate and use their respective reasonable best efforts to cause each of the performance bonds, letters of credit and/or guaranties or other obligations set forth on Schedule 7(e) (each a "Seller Guaranty") to be replaced with performance bonds and/or letters of credit issued for the account of Buyer. Copies of each of the Seller Guaranties have been provided to Buyer. If any Seller Guaranty has not been so replaced as of the Closing (any such Seller Guaranty which is not so replaced being referred to as "Continuing Guaranty"), Buyer will obtain a letter of credit in favor of the applicable Seller with a face of amount and expiration date identical to that set forth in the applicable Continuing Guaranty (the letters of credit obtained by Buyer in respect of such Continuing Guaranties being referred to herein as the "Substitute Letters of Credit"). Each Substitute Letter of Credit shall permit the beneficiary to draw on such Substitute Letter of Credit only to the extent of any drawing on the Continuing Guaranty to which such Substitute Letter of Credit relates and shall otherwise be on substantially the same terms as the Continuing Guaranties set forth on Schedule 7(e) and in form and substance reasonably satisfactory to Buyer and Sellers. Following the Closing, Buyer shall also indemnify each Seller for any amounts actually paid by such Seller in respect of the guarantee obligations set forth on Schedule

7(e), together with interest thereon at a rate of 8% per annum from the date on which such Seller makes such payment to the date of reimbursement by Buyer to the extent that drawings under a Substitute Letter of Credit are not available to reimburse Sellers for the amounts so paid.

          (f)  Retained Assets and Liabilities.

               (i) Litigation. With respect to all litigation matters that are designated as retained assets or retained liabilities on Schedule 7(f) hereto or which may arise after the execution of this Agreement or the Closing, upon the reasonable request of either Seller, Buyer shall promptly assist such Seller in the prosecution or defense of any claim, threatened claim, audit, investigation or proceeding by or against any governmental entity or any other third party (each an "Activity"). Buyer shall cooperate promptly with the applicable Seller in such Seller's efforts to investigate in a privileged manner, conduct or resolve any such Activity as may be deemed necessary or useful in such Seller's sole but reasonable discretion; provided, however, that (A) such assistance does not unreasonably disrupt the conduct of Buyer's operations and (B) such Seller shall reimburse Buyer for all out-of-pocket expenses reasonably incurred by Buyer in connection therewith. Such assistance shall be provided by the employee or employees of Buyer or UDLP best qualified to provide the requested assistance expeditiously, as determined by Buyer in its reasonable discretion. Such assistance shall include, without limitation, to the extent reasonably practicable, extracting from the files and records of Buyer or UDLP all information relevant to the Activity, consultation concerning such Activity, testimony, if necessary, in any proceeding relating to such Activity, and assistance with the preparation of any pleadings or other submissions with respect to such Activity. Such assistance shall also require Buyer to grant Harsco sole possession, custody, control and access to all documents currently under Harsco's custody and control which are contained within the secure areas in the west warehouse and the farmhouse of UDLP's York, Pennsylvania plant as of the Closing Date. Harsco shall provide copies to Buyer, at Buyer's reasonable request, of documents in Harsco's custody and control relating to the Business. Buyer also shall provide Harsco access to the above secure areas currently used by Seller to store and review said documents and conduct interviews. Upon the conclusion of any Activity pertaining to the documents contained in the secured areas described above, possession, custody and control over said documents shall be relinquished by Harsco to Buyer. The parties hereto agree that notwithstanding the foregoing, nothing in this Section 7(f)(i) will in any way limit or otherwise affect any obligation of Buyer arising under this Agreement or the transactions contemplated hereby.

               (ii) Contract Close-outs. With respect to all contracts that are designated as retained assets or retained liabilities on Schedule 7(f) hereto, as to which the applicable Seller will retain all financial liability, if any, Buyer and UDLP will be responsible, from and after the Closing, for the administration of the close-out or settlement of such contracts. Without limiting the generality of the foregoing, Buyer will cooperate as reasonably requested with the applicable Seller in the effort to close-out or settle each such contract, including by consulting with such Seller on a regular and frequent basis and providing such Seller with such information as is requested in such Seller's sole but reasonable discretion;

     provided, however, that such cooperation and consultation does not unreasonably disrupt or interfere with the business of UDLP or Buyer. Such Seller shall reimburse Buyer for all out-of-pocket expenses reasonably incurred by Buyer in connection therewith. In addition, the parties hereto agree that neither Buyer nor any Affiliate of Buyer may close-out or settle any such contract (or resolve any open issues with respect thereto) without the prior written consent of the applicable Seller, which will not be unreasonably withheld or delayed.

          (g) 1997 Audited Financial Statements. Buyer shall prepare and deliver to each Seller at Buyer's sole cost and expense, as promptly as practicable but in no event later than 90 days after the end of UDLP's 1997 fiscal year, a balance sheet of UDLP as of the end of such fiscal year and the related statements of operations, changes in partners' equity and cash flow of UDLP for such fiscal year, together with appropriate notes to such financial statements, and a balance sheet as of the end of such prior fiscal years and related statements for such number of additional fiscal years as may be reasonably requested by either Seller in order for such Seller to comply with Regulation S-X, 17 C.F.R. (S)210.3-09 et seq. These statements shall reflect all of UDLP's expenses and contingent liabilities as if UDLP were a stand-alone entity consistent with U.S. generally accepted accounting principles. These financial statements shall also comply with the other relevant provisions of Regulation S-X, 17 C.F.R. (S)210, and shall be audited and reported on by a "big six" accounting firm selected by Buyer.

          8. Mutual Covenants. Sellers and Buyer covenant and agree as follows:

          (a) Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement or the Ancillary Agreements may be required from parties to contracts, leases, licenses or other agreements (written or otherwise) to which any of Sellers and UDLP or any of their respective Affiliates is a party (a "Required Consent") and such consents may not be obtained prior to the Closing. Sellers shall cooperate with Buyer in any reasonable manner and take such reasonable actions as Buyer may request in connection with Buyer's obtaining any such consents; provided, however, that such cooperation shall not include any requirement of Sellers to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the event that such consents are not obtained, Sellers shall take such additional actions as reasonably requested by Buyer to provide to Buyer the economic benefits of such contracts, leases, licenses or other agreements, including without limitation by subcontracting, sublicensing or other similar arrangements, provided that Buyer performs and discharges its obligations under such contracts, leases, licenses or agreements.

          (b) Publicity. Each Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by Buyer without the prior consent of Sellers (which consent shall not be unreasonably withheld) and no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Seller without the prior consent of Buyer (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be advisable or required by law or the rules or regulations of any United States or foreign securities exchange on which such party's securities are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and (ii) that each of Sellers and UDLP may make such an announcement to their respective employees. Notwithstanding the foregoing, Buyer and each Seller shall cooperate to prepare press releases to be issued at the time of the signing of this Agreement and on the Closing Date. Each Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

          (c) Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 8(a)), each party will use its reasonable best efforts to cause the Closing to occur.

          (d) HSR Act Compliance. Buyer and Sellers shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and each of Buyer and Sellers shall bear the costs and expenses of their respective filings; provided, however, that Buyer shall pay the filing fee in connection therewith. Each of Buyer and Sellers shall use their respective best efforts to make such filings promptly (and in any event within five business days) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer, FMC and Harsco shall consult with the other prior to any material submission to and any meetings, by telephone or in person, with the staff of the Federal Trade Commission and the United States Department of Justice, and each of Buyer, FMC and Harsco shall have the right to review any such submission and have a representative present at any such meeting.

          (e) Cooperation with Financings. Sellers acknowledge that Buyer may use the Financial Statements and other information regarding the Business, UDLP, its Subsidiaries and the Foreign Affiliates in connection with financings necessary to consummate the Closing, including in a Rule 144A offering memorandum and a registration statement filed under the Securities Act of 1933, as amended (the "Public Filings") to be issued or filed by Buyer. Sellers shall (and shall cause UDLP and its Subsidiaries to) cooperate in a commercially reasonable manner with Buyer prior to the Closing so that Buyer can obtain information sufficient for Buyer to prepare a Rule 144A offering memorandum and the Public Filings, in each case at Buyer's sole expense. The foregoing cooperation of Seller shall include (i) compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Buyer or UDLP's accountants, E&Y, full and complete access to the books and records of UDLP and to any personnel knowledgeable about such books and records (including UDLP's independent accountants), in each case, to the extent reasonably requested by Buyer, (iii) signing customary management representation letters related to the Financial Statements and any comfort letters and (iv) using commercially reasonable efforts to furnish necessary financial information for additional periods subsequent to June 30, 1997 and prior to the Closing in connection with such financings.

          (f)  Environmental Indemnification.

          (i) Non-San Jose/Santa Clara Properties. From and after the Closing, subject to clause (ii) below, Buyer shall be responsible for the costs of all environmental matters relating to the Business that are allowable costs under applicable government contracting statutes and regulations.

          (ii) San Jose/Santa Clara Properties. Subject to the remaining provisions of this Section 8(f), FMC will retain and will be responsible for 100% of all Remediation Costs after the Closing Date on the Sites covered by the Settlement and Advance Agreement, whether or not leased pursuant to the Lease. For a period of ten years following the Closing Date, FMC agrees that with respect to the Sites, it shall provide to Buyer no later than December 31 of each year commencing with the year 1997 a written report (a "Remediation Report") containing the following information prepared in good faith by or on behalf of FMC: (A) projected Remediation Costs for all of the Sites for each of the four years following such year (e.g., by December 31, 1997 FMC will provide projected Remediation Costs for the years 1998, 1999, 2000 and 2001) and (B) projected recoveries for the four years following such year (calculated with reference to the Settlement and Advance Agreement) from FMC Insurers attributable and allocable to the Sites. Attached hereto as Schedule 8(f)(ii) are the Remediation Reports containing Remediation Costs and FMC Insurers recovery projections for years 1997, 1998 and 1999. Buyer agrees that it shall pay to FMC periodically, but in no event more frequently than quarterly, commencing September 30, 1997 and ending December 31, 2008 a portion of any such Remediation Costs incurred for any year during such period equal to (X) the amount of Remediation Costs incurred by FMC during such year less (Y) the amount of the recoveries from FMC Insurers for such year projected in the applicable Remediation Report multiplied by (Z) 0.78; provided, however, that (X) in no event shall the aggregate amount of such payments by Buyer exceed $16,700,000, (Y) the applicable Remediation Costs are incurred in accordance with the Advance Agreement and (Z) the total amount of Remediation Costs incurred during such year shall not exceed the projected Remediation Costs for such year set forth in the Remediation Report delivered twelve months prior to the commencement of such year. Buyer further agrees that it shall be responsible for performing, and shall perform, all of FMC's reporting obligations under the Settlement and Advance Agreement and that neither Buyer nor UDLP shall amend, modify or otherwise alter the Settlement in any manner materially disadvantageous to FMC and HUC without FMC's prior written consent, which consent shall not be unreasonably withheld. FMC agrees that it shall provide to Buyer as reasonably requested all information with respect to the Sites (whether relating to insurance, recoveries, Remediation Costs or otherwise) to the extent Buyer deems such information reasonably necessary or desirable in respect of Buyer's obligations under the Settlement and Advance Agreement. For purposes of this Agreement, the term "Settlement and Advance Agreement" shall mean the Settlement and Advance Agreement, dated as of December 15, 1995, by and among UDLP, FMC Corporation and the United States Department of Defense, represented by the Corporate Administrative Contracting Officer assigned to UDLP, and the terms "FMC Insurers", "Remediation Costs" and "Sites" shall have the meaning ascribed to such terms in the Settlement and Advance Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Lease, Buyer agrees that, from and after the Closing Date, FMC shall have the sole right to initiate, control, direct and manage any investigative, corrective or remedial action on or with respect to any of the Sites. In connection with any such investigative, corrective or remedial actions to be taken after the Closing by FMC, Buyer and UDLP will cooperate with FMC as reasonably requested in providing access at reasonable times and under reasonable conditions to the Sites covered by the Lease (the "Leased Sites") for the employees, agents and equipment of FMC or its contractors and in permitting FMC to construct, maintain and operate on the Leased Sites, at no charge to FMC by Buyer or UDLP, such equipment and facilities (including without limitation pump and treat facilities) as are deemed necessary or desirable by FMC in order to effect such investigative, corrective or remedial actions. FMC shall cooperate with Buyer and UDLP as reasonably requested in taking all such actions in a manner designed to minimize to the extent reasonably practicable any disruption to the operations of the Business on the Leased Sites.

          (iii) Except for Remediation Costs which are the subject of Section 8(f)(ii), Sellers and Buyer agree to the following allocation of responsibility for Environmental Losses which are not allowable costs under applicable government contracting statutes and regulations (the "Non-Allowable Costs"):

               (A) Buyer shall pay or cause UDLP to pay (or, if applicable, reimburse Sellers for the payment of) 25% of Non-Allowable Costs with respect to matters that are discovered by UDLP or Buyer and of which Sellers are notified in writing prior to the third anniversary of the Closing Date (the "Timely Non-Allowable Costs");

               (B) Sellers shall, subject to the provisions of Section 8(f)(vi), pay (or, if applicable, reimburse Buyer or UDLP for the payment of) 75% of Timely Non-Allowable Costs; provided, however, that any obligation of Sellers to pay Timely Non-Allowable Costs that have not been previously incurred and for which Sellers have not received written notice by the tenth anniversary of the Closing Date shall terminate on such tenth anniversary; and

               (C) Buyer shall pay or cause UDLP to pay (or, if applicable, reimburse Sellers for the payment of) 100% of Non-Allowable Costs that are not Timely Non-Allowable Costs.

     For purposes of this Agreement, (1) the term "Environmental Losses" means all Losses (as defined in Section 11(a) hereto) incurred by Buyer or UDLP consistent with commercially reasonable environmental practices to the extent, and in the amount, arising from or relating to (i) the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal (on-site or off-site), dumping, or threatened release of Hazardous Materials on or prior to the Closing Date by UDLP or its Subsidiaries or their predecessors in interest, or by their agents, representatives, employees, or independent contractors when acting in such capacity on behalf of UDLP or its Subsidiaries; (ii) the exposure on or prior to the Closing of persons to Hazardous Materials in the work place at any current or former facility of the Business (a "Facility"); (iii) the exposure of persons or property as a result of Hazardous Materials released at or from any Facility on or prior to the Closing Date migrating from or otherwise emanating from any Facility; (iv) the off-site disposal of any Hazardous Materials that were generated at any Facility on or prior to the Closing Date; or (v) any pre-Closing violation of, or noncompliance with, any Environmental Requirement occurring with respect to the Business or any Facility on or prior to the Closing Date; provided, however, that Environmental Losses shall not include costs expended by Buyer or UDLP for remedial actions that are not reasonably necessary to comply with Environmental Requirements; and (2) the term "Hazardous Material" means any substance with respect to which liability or standards of conduct are imposed pursuant to an Environmental Requirement.

          (iv) Sellers, UDLP and Buyer acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to environmental matters relating to UDLP and the Business, including Non-Allowable Costs, shall be pursuant to the provisions of this Section 8(f). In furtherance of the foregoing, and except for matters which are the responsibility of Sellers pursuant to this
     Section 8(f), Sellers, UDLP and Buyer hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each of them may have against one another with respect to environmental matters. Buyer and UDLP agree to assume on the Closing Date all Post-Closing Environmental Losses and further agree to indemnify and hold Sellers harmless from and against all Post-Closing Environmental Losses with respect to UDLP, its Affiliates and successors or the Business. The term "Post-Closing Environmental Losses" means all Losses (as defined in Section 11(a) hereto) incurred by Seller to the extent and in the amount arising from: (i) the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal (on-site or off-site), dumping, or threatened release of Hazardous Material after the Closing Date by Buyer, UDLP or its Subsidiaries or their successors in interest, or by their agents, representatives, employees, or independent contractors when acting in such capacity on behalf of Buyer, UDLP or its Subsidiaries or their successors in interest, or by their agents, representatives, employees, or independent contractors when acting in such capacity on behalf of Buyer, UDLP or its Subsidiaries; (ii) the exposure of persons to Hazardous Materials released after the Closing in the work place at any Facility owned or operated by Buyer, UDLP or its Subsidiaries; (iii) the exposures of persons or property as a result of Hazardous Materials released at or from any Facility owned or operated by Buyer, UDLP or its Subsidiaries after the Closing Date migrating from or otherwise emanating from any Facility owned or operated by Buyer, UDLP or its Subsidiaries; (iv) the off-site disposal of any Hazardous Materials that were generated at any Facility owned or operated by Buyer, UDLP or its Subsidiaries after the Closing Date; or (v) any violation of, or noncompliance with, any Environmental Requirement occurring with respect to the Business or any Facility owned or operated by Buyer, UDLP or its Subsidiaries after the Closing Date.

          (v) Except as otherwise specified in clause (ii) of this Section 8(f), Sellers shall pay 25% of any insurance recovery with respect to any Environmental Losses (net of costs of recovery) to Buyer within 30 days of receipt of the recovery amount. In the event Sellers receive any recovery from third party insurers relating to Post-Closing Environmental Losses, Sellers shall pay 100% of any such insurance recovery to Buyer within 30 days of receipt of the recovery amount.

          (vi) (A) Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of Section 8(f)(ii), the indemnification procedures in this Section 8(f)(vi) shall apply to any claim for payment or reimbursement under Section 8(f)(iii)(B) with respect to Timely Non-Allowable Costs (collectively "Environmental Claims").

               (B) Any Environmental Claim which is of the nature of a third party claim shall also be governed by the procedures set forth in
          Section 11(f) hereof, it being understood that any inconsistencies between Section 11(f) and this Section 8(f)(vi) shall be resolved in favor of the provisions set forth in this Section.

               (C) (1) Buyer shall notify FMC in writing promptly after learning of the existence of an Environmental Claim, which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such claim, except that a failure to provide prompt notice shall only serve to limit Buyer's indemnification rights hereunder to the extent that FMC is prejudiced by such failure.

                     (2) Upon assertion by Buyer of a claim covered hereunder, FMC shall be entitled (but not obligated) to assume Principal Management of the subject matter of such claim. To assume Principal Management, FMC must notify Buyer within 30 days of its receipt of said notice that it intends to assume Principal Management. In the event FMC does not elect to undertake Principal Management, Buyer shall assume Principal Management of the subject matter of the Environmental Claim.

                     (3) The party not exercising Principal Management with respect to a particular matter shall be entitled, at its sole cost and expense, to reasonably participate in the management of the Environmental Claim. Such participation shall include, without limitation: (i) the right to receive copies of all material reports, workplans and analytical data submitted to governmental agencies, all material notices or other letters or documents received from governmental agencies, any other documentation and correspondence materially bearing on the Environmental Claim;

          (ii) the right of reasonable consultation with the party exercising Principal Management; and (iii) as to proposed plans of remediation to be submitted to governmental agencies, the right of reasonable advance review and approval of such plans, which approval shall not be unreasonably withheld or delayed.

                     (4) In the event it undertakes Principal Management of any matter, FMC shall, upon reasonable notice to Buyer, have reasonable access to the relevant subject facility of Buyer and/or UDLP.

                     (5) The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and completed reasonably expeditiously and in a cost effective manner using commercially reasonable efforts. The parties agree to reasonably cooperate with one another in connection with addressing any matter hereunder.

                     (6) Any remedial or corrective action covered hereunder shall be deemed to have been adequately completed to the extent that it attains compliance in a cost effective manner with applicable Environmental Requirements or is completed to the satisfaction of an appropriate governmental body.

                     (7) For purposes of this Agreement, the term "Principal Management" means the authority to principally direct the handling of the subject matter of an environmental matter, including, without limitation, (1) selection of consultants, contractors, experts or advisors, (2) evaluation, selection and implementation of remedial measures and (3) negotiations with or challenges to any governmental body and third parties.

          (g) Written Materials and Records.

          (i) After the Closing, Buyer may use and distribute products, shipping materials, purchase orders, invoices, sales, promotional or other forms and literature which bear the name "FMC" or "Harsco" or the "FMC" or "Harsco" design trademark if Buyer attaches a sticker or name plate previously approved by FMC or Harsco, as applicable, which discloses the acquisition of UDLP by Buyer. The right granted in the immediately preceding sentence shall terminate, in the case of inventory of UDLP existing as of the Closing Date, on the earlier of date when Buyer has sold all of such inventory and the one year anniversary of the Closing Date. In addition, such right shall terminate, in the case of shipping materials, purchase orders, invoices, sales, promotional or other forms and literature, 180 days following the Closing Date. Once such right has terminated, Buyer shall deliver or cause to be delivered to each Seller, as applicable, or destroy or cause to be destroyed (with a certification of such destruction), all of such items bearing the name "FMC" or "Harsco" or the "FMC" or "Harsco" design trademark and Buyer further agrees that it shall, and shall cause UDLP to, cease to use or display names or materials bearing the name "FMC" or "Harsco" or the "FMC" or "Harsco" design trademark or any variant thereof or name confusingly similar thereto or to any name or trademark retained by FMC Corporation or Harsco. Notwithstanding the foregoing, Buyer will (i) remove all signs bearing the name "FMC" or "Harsco" or the "FMC" or "Harsco" design trademark from the Properties within six months following the Closing Date and (ii) use commercially reasonable efforts to cause the Foreign Affiliates to cease, as soon after the Closing as possible, using the name "FMC" or the "FMC" design trademark in connection with their respective business operations and as part of their respective corporate names (it being understood that the Foreign Affiliates may continue to use such names and design trademarks in accordance with the foregoing, but in any event for no longer than three years after the Closing Date; provided that, if required to continue to use the name under existing contracts, such three year period shall not apply).

          (ii) Buyer and Sellers agree that Sellers may maintain copies of any books and records of and other financial, tax, personnel and operations data relating to the Business (collectively, the "Records") and, within six months following the Closing Date, FMC may prepare a comprehensive index and file plan of such Records reasonably acceptable to Buyer (the "File Plan"). Buyer agrees to maintain such Records in a manner consistent with the File Plan for a period of not less than ten years from the Closing Date (plus any additional time during which a party has been advised that there is an ongoing legal proceeding or investigation or tax audit with respect to periods prior to the Closing Date, or such period is otherwise open to assessment). During such period, Buyer agrees to give Sellers and their representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Records, and Sellers agree to give Buyer and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business as may be necessary for general business purposes, including the preparation of tax returns and financial statements, the management and handling of tax audits and any closing out of outstanding contracts; provided, however, that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or Sellers. Buyer shall not destroy or otherwise dispose of the Records for the period set forth in the second sentence of this clause (ii) without the written consent of Sellers. Each party shall be entitled to reimbursement for its reasonable out-of-pocket costs in connection with the provision of such access.

          (h) Transferred Employees and Employee Benefits.

               (i) Effective on the Closing Date, Buyer shall cause UDLP to offer employment to each person designated on Schedule 8(h)(i) attached hereto with salary and wages and with employee benefits that are substantially comparable in the aggregate to those provided to such persons by FMC immediately prior to the date of such offer, and Buyer shall cause UDLP to, and UDLP shall, employ on such terms each such person who accepts such offer (such employees being referred to herein collectively as the "Transferred Employees"). The Transferred Employees shall include, in addition to those actively at work who accept such offer, all employees on leaves of absence, including those on long-term or short-term disability or on lay-off which accept such offer. Upon the hiring of the Transferred Employees by UDLP, Buyer shall cause UDLP to, and UDLP shall, (i) for benefit accrual purposes, recognize all service of such employees recognized by FMC (including predecessor employer service) under all employee benefit plans, programs and policies of UDLP at its value under such plans, programs and policies as of the Closing Date and (ii) recognize all service of such employees recognized by FMC (including predecessor employer service) for all other purposes (excluding benefit accrual) under all employee benefit plans, programs and policies of UDLP. The employees listed on Schedule 8(h)(i) as retained employees (the "Retained Employees") currently perform substantial services for FMC and, accordingly, will be employed after the Closing by FMC and will not be deemed to be Transferred Employees or UDLP Employees for purposes of this Agreement. From and after the Closing Date and until such time as agreed upon by Buyer and FMC, Buyer will permit such Retained Employees to continue to have access to UDLP's facilities, including without limitation office space, telecommunications and computer equipment, and FMC will reimburse Buyer or UDLP (in an amount to be agreed upon by FMC and Buyer) for costs incurred by UDLP in providing such access.

               (ii) (A) With respect to the Transferred Employees, effective as of the Closing Date, Buyer shall cause UDLP to waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or similar provisions under the UDLP health, dental, disability, accidental death and dismemberment and life insurance plans to the extent such exclusions, requirements and provisions had been waived or satisfied under the FMC Employee Benefit Plans as of the Closing Date. In addition, Buyer shall cause the UDLP health and dental plans to credit the Transferred Employees with amounts credited under the FMC health and dental plans toward the satisfaction of annual deductible and out-of-pocket maximums under the UDLP plans during the calendar year which includes the Closing Date. FMC agrees to provide to Buyer within 30 days after the Closing Date such participation, coverage and benefits information requested by Buyer in connection with the foregoing.

               (B) FMC and its benefit plans shall assume, pay, perform and discharge when due all obligations of UDLP with respect to the Retained Employees (other than obligations with respect to benefits accrued on or prior to the Closing Date, if any, under UDLP Employee Benefit Plans) and shall retain all liability and be responsible for all obligations of FMC and the FMC Employee Benefit Plans with respect to the Retained Employees and any FMC employee who refuses an offer of employment from Buyer as specified in
             Section 8(h)(i).

               (iii) Prior to the Closing Date (if practicable), but in any event not later than December 30, 1997, FMC shall cause to be transferred from the FMC Corporation Salaried Employees' Retirement Plan (the "FMC Salaried Plan") to a new pension plan adopted by FMC that will be intended to be qualified under Code Section 401(a) and that will mirror the terms of the FMC Salaried Plan applicable to UDLP employees and former employees as of the date of transfer (the "Defense Segment Plan") assets equal to the benefits accrued under the FMC Salaried Plan as of the Closing Date (determined in accordance with the actuarial assumptions and methods set forth in Schedule 8(h)(iii) but in no event greater than the amount permitted to be transferred under Section 414(l) of the Code and the regulations thereunder) by all participants in the FMC Salaried Plan who were associated with the FMC defense business prior to January 1, 1994, and/or who are or were employed by UDLP. In addition, on or before December 31, 1997, FMC shall contribute to the Defense Segment Plan any amounts required by the Department of Defense to satisfy the applicable provisions of Cost Accounting Standard ("CAS") 413 and any other CAS or Federal Acquisition Regulation provisions which are applicable. The assets of the Defense Segment Plan shall continue to be held by and invested under the FMC Master Trust and may be invested as permitted pursuant to the terms of such plan and the FMC Master Trust. Effective on the Closing Date, Buyer shall become the sponsor of the Defense Segment Plan and assume all liabilities associated therewith, and, as soon as possible following the Closing Date, FMC shall cause all of the assets associated with the Defense Segment Plan to be transferred from the FMC Master Trust to a pension trust designated by Buyer. Notwithstanding the above, if it is not possible by the Closing Date to finalize the amount of assets to be transferred from the FMC Salaried Plan to the Defense Segment Plan or to finalize such other amount to be contributed by FMC, then, no later than the Closing Date, FMC shall cause to be transferred from the FMC Salaried Plan and contributed by FMC to the Defense Segment Plan a substantial portion of such assets and contributions and, as soon as possible after the Closing Date, but in no event later than September 15, 1998, FMC shall cause to be transferred from the FMC Salaried Plan and/or contribute to the Defense Segment Plan the amounts necessary to complete the transfer (which, in the case of the transfer of assets from the FMC Salaried Plan, shall include earnings attributable to such additional amount from the first transfer date to the date of final transfer, and in the case of contributions from FMC shall include earnings attributable to such amount from the first transfer date to the date of final transfer). In addition, as soon as possible following the Closing Date, FMC shall cause to be transferred from the FMC Salaried Plan to the Defense Segment Plan (or such other pension plan for UDLP Employees so designated by Buyer) assets equal to the benefits accrued under the FMC Salaried Plan as of the Closing Date (determined in accordance with the actuarial assumptions and methods set forth on Schedule 8(h)(iii) but in no event greater than the amount permitted to be transferred under Section 414(l) of the Code and the regulations thereunder) by the Transferred Employees plus earnings attributable to such assets from the Closing Date to the date of transfer and minus benefit payments made with respect to any Transferred Employee. The calculation of the benefit and asset transfer amounts contemplated by this Section 8(h)(iii) shall be first made by FMC's actuary. Buyer's actuary shall be provided with sufficient data to replicate such calculation prior to the actual date of transfer. Any disputes regarding the correctness of these calculations or FMC's compliance with this Section 8(h)(iii) shall be resolved in accordance with Section 29 of this Agreement. No later than 60 days following the Closing Date, FMC and Buyer shall cooperate to file any necessary governmental forms with respect to the above-described transfer of assets and liabilities. Following the completion of each such transfer of assets and liabilities, the appropriate UDLP plan other than the San Jose Plan shall assume all liability for such liabilities as of the Closing Date. Notwithstanding the above, FMC shall retain all liabilities under the FMC Salaried Plan which are funded pursuant to group annuity contracts issued by Aetna and The Prudential Insurance Company of America and will retain such insurance contracts. Prior to the Closing Date, FMC shall cause UDLP to spin off from the FMC Corporation Retirement Plan for Hourly Employees -- San Jose (the "San Jose Plan") into an appropriate FMC pension plan, the assets and liabilities of the "commercial segment" thereof. The participants covered by the "commercial segment" are those participants who are not currently and were not previously employed by UDLP or FMC in the defense business (other than employees of FMC's Corporate Technology Center). Prior to the Closing Date and prior to the date FMC causes UDLP to transfer such assets and liabilities, FMC's actuary and Buyer's actuary shall agree on such amount to be transferred by UDLP using reasonable, agreed actuarial and accounting methods and assumptions. Also, if the U.S. Department of Defense concludes, either before or after the Closing Date, that any portion of the assets so transferred by UDLP should not have been transferred, FMC shall return such amount to the San Jose Plan with appropriate interest thereon.

               (iv) Effective on the Closing Date, the Transferred Employees shall be eligible to participate in the United Defense Limited Partnership Salaried Employees' Plan (the "UDLP Thrift Plan") in accordance with the terms of such plan and shall no longer be eligible to make contributions under the FMC Employees' Thrift and Stock Purchase Plan (the "FMC Thrift Plan"). As soon as possible following the Closing Date, the UDLP Thrift Plan shall accept a direct trust-to-trust transfer from the FMC Thrift Plan of cash and other property (including FMC common stock) equal to the total account balances with respect to the Transferred Employees. Prior to such transfer of assets, UDLP shall provide to FMC an opinion letter of outside counsel to Buyer that such counsel knows of no reason why the current favorable determination letter issued by the Internal Revenue Service with respect to the UDLP Thrift Plan should be revoked solely as a result of changes made or actions taken by UDLP or Buyer on or after the Closing Date. Following such transfer of account balances, the UDLP Thrift Plan shall assume all liability for benefits with respect to the amounts transferred from the FMC Thrift Plan.

               (v) For a period of one year following the Closing Date, Buyer agrees, and agrees to cause UDLP or its successor to the Business, (I) to provide to employees of UDLP employed as of the Closing Date (including the Transferred Employees) (the "UDLP Employees") salaries, wages and employee and retirement benefits that are substantially comparable in the aggregate as those provided to such employees immediately prior to the Closing Date and (II) to provide to or on behalf of former employees of UDLP or of any predecessor employer retiree medical insurance, retiree life insurance and any other retiree benefits that are substantially the same as those provided by UDLP or FMC to or on behalf of such former employees as of the Closing Date. Buyer shall cause UDLP to retain and discharge all liabilities with respect to current or former UDLP Employees (including current or former FMC and Harsco employees whose liabilities were assumed by UDLP) assumed by UDLP upon its formation. Notwithstanding the foregoing, nothing in this clause (v) or elsewhere in this Agreement shall be deemed to restrict or otherwise prevent or prohibit Buyer or UDLP from terminating after the Closing Date any UDLP Employees, to the extent permitted by applicable law and applicable collective bargaining or other employment-related agreements. If within one year following the Closing Date Buyer or UDLP either terminates (other than for Cause) any such UDLP Employee or subjects any such UDLP Employee to an indefinite lay-off, Buyer shall pay to such UDLP Employee severance pay in an amount equal to the greater of
     (A) the amount that would have been due such UDLP Employee under the UDLP severance pay plan attached hereto as Schedule 8(h)(v) if such UDLP Employee was terminated by UDLP and (B) the amount due such UDLP Employee under the Buyer severance pay plan applicable to such UDLP Employee. Buyer shall recognize, for all purposes of any such severance plan and any other employee benefit plan applicable to any such UDLP Employee, the service of such UDLP Employee with any of the Sellers, UDLP or other Affiliates of either Seller prior to the Closing Date to the extent recognized by similar plans of UDLP or FMC, as applicable, prior to the Closing Date, provided that for benefit accrual purposes Buyer shall recognize such service only at its value under such plans as of the Closing Date. For purposes of calculating the pension payable with respect to a UDLP Employee entitled to the severance described above, the early commencement reduction factor shall be applied assuming the termination of employment was "in connection with a permanent reduction in force" within the meaning of the UDLP pension plan. For purposes of this Section 8(h), the term "Cause" shall mean (A) any material failure by a UDLP Employee to perform his or her duties or any material failure by a UDLP Employee to obey policy directives from his or her supervisor, (B) the commission by a UDLP Employee of an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude or constituting a felony or (C) the commission by a UDLP Employee of any act of dishonesty which injures Buyer or UDLP.

               (vi) As soon as practicable following the Closing Date, FMC shall cause to be transferred from the FMC master pension and thrift plan trusts (the "FMC Master Trusts") to new or existing pension and thrift plan trusts maintained by Buyer or UDLP assets held in the FMC Master Trusts which relate to the UDLP pension and thrift plans.

               (vii) As soon as practicable following the Closing Date, FMC shall cause to be transferred to UDLP, and Buyer shall cause UDLP to assume, the FMC Section 501(c)(9) benefit trusts for hourly employees, and FMC shall cause to be transferred to a new or existing Section 501(c)(9) benefit trust maintained by UDLP or Buyer assets from the FMC Section 501(c)(9) benefit trust for salaried employees equal to the portion of the assets in such trust which relate to UDLP retiree medical and life insurance benefits.

               (viii) Except as provided in this subparagraph (viii), it is agreed that, following the Closing Date, each Seller will be responsible for, and will reimburse UDLP with respect to, all payments made by UDLP after the Closing Date to any of such Seller's former employees for workers' compensation benefits relating to occurrences prior to January 1, 1994. The obligations on the part of each Seller to make such payments shall continue for so long as any such payments become due to any former employee of such Seller. With respect to any workers' compensation claim based upon conditions arising out of facts or circumstances occurring both before and after January 1, 1994, the obligations of each Seller shall be determined in accordance with applicable governmental regulations governing the apportionment of responsibility for workers' compensation between predecessor and successor employers. Buyer hereby agrees that Buyer and UDLP shall be solely responsible for any workers' compensation claim based upon conditions arising out of facts or circumstances occurring solely on or after January 1, 1994 and acknowledge and agree that in no event shall any Seller be responsible for any such workers' compensation claim.

               (ix) Notwithstanding anything to the contrary contained in any applicable FMC stock option plan or any applicable stock option agreement, FMC and Buyer agree that each Transferred Employee shall have the right to exercise any outstanding stock option granted to him under any such plan that is vested as of the Closing Date within the earlier of (A) two years from the Closing Date and (B) the scheduled expiration date of any such option.

               (x) Effective as of the Closing Date, no participant in the UDLP Thrift Plan shall be eligible to purchase any additional shares of FMC or Harsco common stock under the UDLP Thrift Plan. Effective on the Closing Date and for a period of two years following the Closing Date, Buyer shall cause the UDLP Thrift Plan to be amended to cause UDLP to allow each employee of UDLP to sell all or any portion of the FMC or Harsco common stock allocated to such employee's account under the UDLP Thrift Plan. In addition, no less than ten business days prior to the expiration of such two-year period, Buyer agrees to discuss in good faith with FMC and Harsco the repurchase by FMC of any FMC common stock and the repurchase by Harsco of any Harsco common stock remaining in the UDLP Thrift Plan.

               (xi) Each UDLP Employee who participated immediately prior to the Closing in the FMC 1995 Management Incentive Plan (the "MIP") shall receive a BPI Award (as defined below) with respect to the Three-Year Period (as defined in the MIP) ending December 31, 1997 and with respect to the Three-Year Period (as defined in the MIP) ending

     December 31, 1998. Buyer or UDLP shall pay each such BPI Award that is accrued for on the Closing Statement to the applicable UDLP Employee at the time when FMC makes payment of the BPI Awards to other participants in the MIP, unless such BPI Award has previously been paid to such UDLP Employee. For purposes of this Agreement, the term "BPI Award" shall mean a Three-Year Incentive Award within the meaning of the MIP. In addition, each UDLP Employee who participated immediately prior to the Closing in the MIP shall receive an annual performance incentive award with respect to the calendar year ending December 31, 1997. Buyer or UDLP shall pay each such annual performance incentive award that is accrued for on the Closing Statement to the applicable UDLP Employee at the time when FMC makes payment of the annual performance incentive awards to other participants in the MIP, unless such award has previously been paid to such UDLP Employee.

               (xii) As of the Closing, FMC shall pay to each UDLP Employee the amounts due and payable to such UDLP Employee as incentive payments under any UDLP letter agreement applicable to such UDLP Employee as described on
     Schedule 8(h)(xii) hereto. At the Closing, UDLP shall pay to FMC an amount in cash equal to the aggregate amount of all such incentive payments so made by FMC and such payment shall reduce the cash of UDLP or be reflected as a liability of UDLP on the Closing Statement for the purposes of determining the Adjusted Net Worth Amount as of the Closing Date. In addition, after the Closing, Buyer shall pay to each UDLP Employee the amounts due and payable to such UDLP Employee as severance payments under any UDLP letter agreement applicable to such UDLP Employee as described on
     Schedule 8(h)(xii) hereto with respect to any such UDLP Employee terminated after Closing.

               (xiii) Without limitation to the provisions of Section 11 and in addition thereto, each Seller shall indemnify Buyer, its Affiliates and each of its officers, directors and employees and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any failure of the benefit formula in effect as of the date hereof under the United Defense CSD Salaried Employees Pension Plan to comply with the requirements of ERISA or the Code, (ii) the matters relating to the exceptions to the representations and warranties of Sellers set forth on Schedule 4C(k) (other than those exceptions identified on Schedule 4C(k) as not subject to this subparagraph) and (iii) Federal labor law or any collective bargaining agreement by reason of the transfer of assets and liabilities of the "commercial segment" of the San Jose Plan described in Section 8(h)(iii). The indemnification obligations of Sellers pursuant to this Section 8(h)(xiii) shall not be subject to any limitations imposed on the indemnification obligations of Sellers set forth in Section 11 hereof.

          (i) Mutual Release. Except as otherwise specifically set forth herein or on Schedule 7(f) hereto, effective as of the Closing:

          (i) Buyer and UDLP hereby unconditionally and irrevocably release and discharge each Seller and its respective Affiliates, successors, assigns, directors, officers, partners, members, employees and representatives (collectively, the "Seller Released Parties") from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that Buyer or UDLP or their respective Affiliates, successors, assigns, directors, officers, partners, members, employees and representatives (collectively, the "Buyer Released Parties") ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern the Participation Agreement among FMC Corporation, Harsco and UDLP dated as of January 1, 1994, the Partnership Agreement among such parties of even date therewith and the other agreements contemplated thereby.

          (ii) Sellers hereby unconditionally and irrevocably release and discharge the Buyer Released Parties from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that the Seller Released Parties ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern the Participation Agreement among FMC Corporation, Harsco and UDLP dated as of January 1, 1994, the Partnership Agreement among such parties of even date therewith and the other agreements contemplated thereby.

          (j) Insurance. Buyer acknowledges that Sellers and their respective Affiliates shall have no responsibility for obtaining any insurance or bearing any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of UDLP, the Subsidiaries or the Foreign Affiliates that relates to or arises out of occurrences subsequent to the Closing other than as provided herein. Nothing in this Section 8(j) shall modify the rights or obligations of the parties with respect to indemnification obligations or the responsibility for losses, liabilities, damages or expenses that relates to or arises out of occurrences prior to the Closing which is provided for elsewhere in this Agreement.

          (k) Transition Services Agreement. At the Closing, FMC and Buyer shall execute and deliver the form of Transition Services Agreement attached hereto as Exhibit 8(k) (the "Transition Services Agreement"). The parties shall cooperate in good faith to negotiate and provide prior to Closing each annex to such agreement. Promptly following the execution of this Agreement, representatives of FMC and Buyer shall meet to develop a transition plan which will identify services, service periods and service charges to be provided pursuant to the Transition Service Agreement and which will, to the extent practicable, be completed prior to the Closing.

          (l) Technology and Environmental Services Agreement. At the Closing, FMC and Buyer shall execute and deliver the form of Technology and Environmental Services Agreement attached hereto as Exhibit 8(l) (the "Technology and Environmental Services Agreement"). The parties shall cooperate in good faith to negotiate and provide prior to Closing each annex to such agreement.

          (m) Lease. At the Closing, FMC and UDLP shall execute and deliver the form of Amended and Restated Lease attached hereto as Exhibit 8(m) (the "Lease"), pursuant to which UDLP shall lease certain buildings and real property in Santa Clara County, California owned by FMC, including certain properties currently leased by UDLP and certain properties used by FMC's Corporate Technology Center.

          (n) Intellectual Property Agreements. At the Closing, FMC and UDLP shall execute and deliver the form of Amended and Restated FMC Intellectual Property Agreement attached hereto as Exhibit 8(n)-1 (the "FMC Intellectual Property Agreement") and Harsco and UDLP shall execute and deliver the form of Amended and Restated Harsco Intellectual Property Agreement attached hereto as
Exhibit 8(n)-2 (the "Harsco Intellectual Property Agreement").

          (o) Intellectual Property Recordations. From and after the Closing, at the written request of Buyer, FMC or Harsco, as applicable, will cooperate with Buyer to cause any FMC Transferred IP Rights (as defined in the FMC Intellectual Property Agreement, dated as of January 1, 1994, by and between FMC and UDLP) or Harsco Transferred IP Rights (as defined in the Harsco Intellectual Property Agreement, dated as of January 1, 1994, by and between Harsco and
UDLP), the transfer of ownership to UDLP of which shall not have been, prior to the Closing Date, officially recorded with appropriate authorities in any applicable jurisdiction, to be so officially recorded in the name of UDLP, Buyer or one of Buyer's Affiliates (as instructed in writing by Buyer), the cost of which will be shared equally by Sellers and Buyer.

          (p) Cash Balance as of the Closing. As of the Closing Date, FMC shall make a good faith estimate of the aggregate liability of UDLP for all outstanding checks to be included in accounts payable on the Closing Statement. Sellers agree that, as of the Closing, UDLP shall have cash or cash equivalents having an aggregate value equal or greater than such estimated liability for outstanding checks.

          (q) FNSS Royalty Dispute. To the extent that Sellers have any liability in respect of the Retained Liability set forth as Item III.4. on
Schedule 7(f), Buyer agrees that the amount of any such liability shall be reduced by the aggregate amount of royalty payments withheld by FNSS in respect of periods prior to the Closing Date. Sellers agree that they shall not settle the FNSS litigation described on Schedule 4C(i) in any manner adverse to UDLP or Buyer without the consent of Buyer (which consent shall not be unreasonably withheld).

          9. Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          10.  Tax Matters.

          (a) Prior to Closing, Buyer and Sellers will agree to allocate an amount of the Final Purchase Price to the covenants contained in Section 5(e) hereof. Buyer and Sellers will allocate the balance of the Final Purchase Price among the assets of UDLP based on the appraisal obtained by Buyer at Buyer's expense, subject to Sellers' approval (which approval shall not be unreasonably withheld). Buyer and Sellers will determine the Income Tax consequences of the purchase and sale of the Interests and covenants contained in section 5(e) in a manner consistent with such allocation. Each of Buyer, UDLP, the Subsidiaries, the Foreign Affiliates and Sellers will file all Income Tax Returns (including amended returns and claims for refund) in a manner consistent with such allocation and this Section 10(a).

          (b) Sellers shall indemnify and hold harmless any Buyer Indemnified Party from and against all Income Taxes (i) with respect to all periods of UDLP or the Subsidiaries ending on or prior to the Closing Date and (ii) with respect to any period of any of UDLP or the Subsidiaries beginning before the Closing Date and ending after the Closing Date, but only with respect to Income Taxes attributable to that portion of such period up to and including the Closing Date (such portion, a "Pre-Closing Partial Period"). Sellers shall indemnify and hold harmless any Buyer Indemnified Party from and against UDLP's Share of any Taxes of the Foreign Affiliates (x) with respect to all periods of the Foreign Affiliates ending on or prior to the Closing Date, (y) with respect to any Pre-Closing Partial Period of the Foreign Affiliates and (z) attributable to any breach of the representations contained in Section 4C(l), but only to the extent that UDLP's Share of such Taxes described in (x), (y) and (z) exceeds the sum of $4 million (the "Foreign Affiliate Tax Basket") and UDLP's Share of the reserves or accruals for Income Taxes and Other Taxes, accrued but not payable, reflected in the Foreign Affiliate Closing Date Balance Sheets. Notwithstanding anything in this Agreement to the contrary, (i) Sellers shall not be required to indemnify any Buyer Indemnified Party for Taxes to the extent of the aggregate reserves therefor taken into account in the preparation of the Closing Balance Sheet (and in the case of Taxes of any Foreign Affiliate accrued but not payable that are reflected in the Foreign Affiliate Closing Date Balance Sheets) and
(ii) Sellers shall not be required to indemnify any Buyer Indemnified Party for any Taxes attributable to a Tax period (or partial Tax period) beginning on or after the Closing Date. Sellers shall be entitled to any net refunds of Taxes (including interest thereon) with respect to any Tax period (or partial Tax period) of any of UDLP and its Subsidiaries ending on or before the Closing Date, except to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a period beginning after the Closing Date, and any refunds of Taxes attributable to an amount paid by Sellers under this Section. UDLP's share of any net refunds of Taxes (including interest thereon) with respect to any Tax period (or partial Tax period) of any Foreign Affiliate ending on or before the Closing Date (except to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a period beginning after the Closing Date) shall be added to the Foreign Affiliate Tax Basket.

          (c) Buyer shall indemnify and hold harmless each Seller Indemnified Party from and against all Taxes (i) with respect to all periods of any of UDLP, its Subsidiaries, and the Foreign Affiliates beginning after the Closing Date,
(ii) with respect to any period of UDLP, its Subsidiaries, and the Foreign Affiliates beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period beginning the day after the Closing Date (such portion, a "Post-Closing Partial Period"), or (iii) payable as a result of any events occurring on the Closing Date, but after the Closing, which are outside of the ordinary course of business. Buyer shall be entitled to all refunds of Taxes with respect to the periods described in clauses (i) and (ii) above.

          (d) Any Income Taxes of UDLP or its Subsidiaries or any Taxes of the Foreign Affiliates for a period including a Pre-Closing Partial Period and a Post-Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of UDLP or its Subsidiaries or the Foreign Affiliates, as the case may be, during such Pre-Closing Partial Period and such Post-Closing Partial Period.

          (e) Sellers and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for periods of UDLP, its Subsidiaries and the Foreign Affiliates ending on or prior to the Closing Date or any Pre-Closing Partial Period. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving UDLP for such periods and each may participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audit or proceeding for which Sellers and Buyer agree that any resulting Tax is or may be covered by the indemnity provided in this Section 10 or Section 11; provided further that Buyer may elect to have counsel of its choosing participate on behalf of UDLP in any such proceeding. Notwithstanding the foregoing, Sellers may not settle or otherwise resolve any such claim, suit or proceeding which would have a material adverse effect on Buyer's liability for Taxes after Closing without the consent of Buyer, which consent shall not be unreasonably withheld.

          (f) Sellers, Buyer and UDLP agree to treat all payments made under this Section 10, under any other indemnity provision contained in this Agreement, and in respect of any misrepresentations or breaches of warranties or covenants as adjustments to the Final Purchase Price for Tax purposes.

          (g) For purposes of this Section 10, all references to Buyer, Sellers, UDLP, its Subsidiaries and Foreign Affiliates shall include their respective successors.

          (h) Buyer and Sellers shall each pay one-half of all state, county, or local sales, excise, value added, use, registration, stamp, or other transfer Taxes and similar Taxes, levies, charges or fees required to be paid on or as the result of the transfer of the Interests.

          (i) Filing Responsibility.

          (i) FMC shall prepare and file (or shall cause UDLP to prepare and file) all Income Tax Returns for UDLP for any taxable period ending on or before the Closing Date and UDLP will pay any Income Taxes owed by UDLP with respect to such Income Tax Returns subject to its rights to indemnification under Section 10(b).

          (ii) Buyer and UDLP shall, subject to the provisions of Section 10(h)(iii) and (iv), file all other Tax Returns with respect to the Business and the business and operations of the Foreign Affiliates.

          (iii) With respect to any Income Tax Return of UDLP for taxable periods beginning before the Closing Date and ending after the Closing Date, Buyer shall cause UDLP to consult with Sellers concerning such Tax Return. Buyer shall cause UDLP to provide Sellers a copy of any such proposed Tax Return governed by this Section 10(h)(iii) at least 30 days prior to the filing of such Tax Return, and Sellers may provide comments to UDLP, which comments shall be delivered within 15 days of receiving such proposed return from UDLP. Comments shall be subject to the consent of UDLP which consent shall not be unreasonably withheld. Any comments for which consent has been given or for which consent has been unreasonably withheld shall be incorporated into the Tax Returns to which they relate.

          (iv) With respect to any Income Tax Return of UDLP's Subsidiaries or any Tax Return of the Foreign Affiliates not described in (i) or (iii) that relates to a tax period ending on or before the Closing Date or a tax period which includes a Pre-Closing Partial Period, Buyer shall cause UDLP, its Subsidiaries or Foreign Affiliates to prepare such Tax Return in accordance with past practice and in consultation with Sellers. Buyer shall cause UDLP, its Subsidiaries or its Foreign Affiliates to provide Sellers with a copy of any such proposed Tax Return governed by this Section 10(h)(iv) at least 30 days prior to the filing of such Tax Return, and Sellers may provide comments to UDLP, the Subsidiaries or the Foreign Affiliates which comments shall be delivered within 15 days of receiving such proposed Tax Return. Comments shall be subject to the consent of UDLP which consent shall not unreasonably be withheld. Any comments for which consent has been given or for which consent has been unreasonably withheld shall be incorporated into the Tax Returns to which they relate.

          (j) Cooperation and Exchange of Information and Conduct of Tax Audits.

          (i) FMC shall prepare and submit to Buyer no later than three months after the Closing Date, 1997 blank tax return workpaper packages. Buyer shall, and shall cause UDLP to, prepare completely and accurately and submit to Sellers within three months of receipt, all information as FMC shall reasonably request in such tax return workpaper packages.

          (ii) As soon as practicable, but in any event within 30 days after FMC's request, from and after the Closing Date, Buyer shall provide Sellers with such cooperation and shall deliver to Sellers such information and data concerning the pre-Closing operations of UDLP, the Subsidiaries and the Foreign Affiliates and make available such knowledgeable employees of UDLP, the Subsidiaries and the Foreign Affiliates as FMC may request, including providing the information and data required by Sellers' customary tax and accounting questionnaires, in order to enable Sellers to complete and file all Tax Returns which they may be required to file with respect to the income of UDLP through the Closing Date or to respond to audits by any taxing authorities with respect to the income of UDLP and to otherwise enable Sellers to satisfy their internal accounting, tax and other legitimate requirements. Such cooperation and information shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms of other communications received from or sent to any Taxing Authority which relate to UDLP, the Subsidiaries or the Foreign Affiliates, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Buyer, UDLP, the Subsidiaries or the Foreign Affiliates may possess. Buyer and UDLP shall make their respective employees and facilities (and the employees and facilities of the Subsidiaries and the Foreign Affiliates) available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Sellers shall provide similar cooperation to Buyer or UDLP on Buyer's or UDLP's request with respect to post-Closing Tax matters.

          (iii) For a period of ten (10) years after the Closing Date, Buyer shall, and shall cause UDLP, the Subsidiaries and the Foreign Affiliates to, retain all Tax Returns, books and records (including computer files) of, or with respect to the activities of, UDLP, the Subsidiaries, the Foreign Affiliates or the Business for all taxable periods ending on or prior to the Closing Date. Thereafter, Buyer shall not dispose of any such Tax Returns, books or records unless it first offers in writing such Tax Returns, books and records to FMC and FMC fails to accept such offer within sixty (60) days of its being made.

          (iv) FMC shall continue to be the tax matters partner of UDLP as set forth in Section 10.8 of the Partnership Agreement between FMC and Harsco, dated as of January 1, 1994, for any taxable periods with respect to Income Taxes ending on or before the Closing Date.

          (k) (S) 754 Election.  Sellers shall make a valid election under
Section 754 of the Code, and under any other similar state or local Tax Law, in the applicable Tax Returns of UDLP to be filed by Sellers. Buyer shall reasonably cooperate with Sellers in making such elections.

          (l) Notwithstanding anything in this agreement to the contrary, all claims for indemnity with respect to Taxes of any Foreign Affiliate shall be made solely under Section 10(b).

          (m) Definitions. For purposes of this Section 10, the following terms shall have the meanings ascribed to them below:

          (i) "Code" means the Internal Revenue Code of 1986, as amended.

          (ii) "Foreign Affiliate Closing Balance Sheet" shall mean each Foreign Affiliate's balance sheet as of the Closing Date, stated in United States dollars and prepared in accordance with United States generally accepted accounting principles in a manner consistent with such Foreign Affiliate's June 30, 1997 balance sheet. Copies of both Foreign Affiliates' June 30, 1997 balance sheets are attached as Exhibit 10(m).

          (iii) "Income Taxes" means federal, state, local, or foreign income or franchise Taxes or other Taxes imposed on or measured by income, together with interest or penalties imposed with respect thereto.

          (iv) "Income Tax Returns" means federal, state, local, or foreign Tax Returns required to be filed with any Taxing Authority with respect to Income Taxes.

          (v) "IRS" means the U.S. Internal Revenue Service.

          (vi) "Other Taxes" means all Taxes which are not Income Taxes.

          (vii) "Tax" or "Taxes" means all federal, state, local, or foreign income, gross receipts, estimated, alternative minimum, add-on minimum, profits, sales, use, occupation, value added, ad valorem, transfer, registration, franchise, employee or other withholding, payroll, unemployment, excise, license, property, or other tax, of any kind whatsoever, together with any interest, penalties, or additions to tax imposed with respect thereto.

          (viii) "Tax Laws" means the Code and any federal, state, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          (ix) "Tax Returns" means returns, amended returns, declarations, reports, claims for refund, information returns, or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

          (x) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

          (xi) "UDLP's Share" with respect to Taxes, Tax accruals and reserves, or Tax refunds of a Foreign Affiliate shall mean the product of (a) the amount of such Taxes, Tax accruals and reserves, or Tax refunds as the case may be and (b) the percentage of common equity interests in such Foreign Affiliate owned directly or indirectly by UDLP as of the Closing Date.

          11.  Indemnification.

          (a) Indemnification by Sellers. Each Seller shall indemnify Buyer, UDLP and their respective Affiliates and each of their respective officers, directors and employees (collectively,

"Buyer Indemnified Parties") and defend and hold them harmless from any loss, liability, cost, damage or expense (including reasonable legal fees and expenses) but excluding punitive damages (except to the extent awarded to third parties as a result of a third party claim) ("Losses") suffered or incurred by any such indemnified party to the extent directly attributable to (i) any breach or inaccuracy of any representation or warranty of Sellers contained in this Agreement or the Ancillary Agreements as of the date hereof or as of the Closing Date (after giving effect to the supplement to the Schedules permitted under Section 24 hereof), to the extent such Seller is a party thereto, (other than any representation or warranty contained in Section 4C(n)), (ii) any breach of any covenant of Sellers contained in this Agreement or the Ancillary Agreements, to the extent such Seller is a party thereto, (iii) any Retained Liability and
(iv) except as provided in Section 8(h), any liability with respect to any employee benefit plan (other than the Defense Segment Plan) sponsored, maintained or contributed to by FMC or any ERISA Affiliate thereof (defined as any member of the FMC controlled group of companies as defined in Section 414(b), (c), (m) or (o) of the Code) other than UDLP and its Subsidiaries; provided however, that with respect to (A) any breach by FMC of any representation or warranty of FMC contained in Section 4A and (B) any breach of FMC of any covenant contained in Sections 5(c), 5(e) and 8(b), FMC only (and not Harsco) shall so indemnify Buyer, its Affiliates and each of its officers, directors and employees, and, with respect to (X) any breach by Harsco of any representation or warranty of Harsco contained in Section 4B and (Y) any breach by Harsco of any covenant contained in Section 5(c), 5(e) and 8(b), Harsco only (and not FMC), shall so indemnify Buyer, its Affiliates and each of its officers, directors and employees; provided, further, that Sellers shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10,000,000, and then only to the extent of any such excess; provided further, that Sellers shall not have any liability under clause (i) above for any individual item where the Loss relating to such item is less than $25,000 and such items shall not be aggregated for purposes of the first proviso to this Section 11(a); and provided further, that Sellers' aggregate liability under clause (i) above shall in no event exceed 10% of the Final Purchase Price. In no event shall Sellers be liable for any Loss relating to environmental matters pursuant to this Section 11.

          (b) Exclusive Remedy. Except as otherwise expressly provided in Sections 5(k), 8(f), 8(h), 10 and 23 and except as provided in any supplemental agreement executed in connection herewith, each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, the Purchase and the Ancillary Agreements shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other parties hereto relating to the subject matter of this Agreement, the Purchase and the Ancillary Agreements arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, provided, however, that no party waives any tort claims it may have against any other party hereto for intentional fraudulent misrepresentation; and provided further that nothing in this Section 11(b) shall affect any rights or remedies that the Sellers may have with respect to each other.

          (c) Indemnification by Buyer. Buyer shall indemnify Sellers, their Affiliates and their respective officers, directors and employees (collectively, "Seller Indemnified Parties") against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent directly attributable to (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or the Ancillary Agreements as of the date hereof or as of the Closing Date, (ii) any breach of any covenant of Buyer contained in this Agreement or the Ancillary Agreements contemplated hereby,
(iii) any failure by Buyer or its Affiliates to comply with the provisions of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, (iv) any discontinuance, suspension or modification of any employee benefit plan maintained by Buyer or UDLP as contemplated by Section 8(h) hereof, (v) subject to Buyer's rights under
Section 11(a), any liability, action, suit, claim or other proceeding which arises directly or indirectly in connection with Buyer's financing or refinancing of the Initial Purchase Price or Final Purchase Price, including as a result of the use of the Financial Statements or other information provided pursuant to Section 8(e) or otherwise in connection with any such financing or refinancing or otherwise or (vi) except as otherwise expressly provided in this Agreement and other than with respect to any Retained Liabilities, all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date (whether or not asserted against either Seller in its capacity as a partner of UDLP or otherwise), of any of UDLP, its Subsidiaries or the Foreign Affiliates, including, without limitation, any such obligations or liabilities contained in the Material Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Material Contracts; provided however, that Buyer shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10,000,000 and then only to the extent of any such excess; and provided, further, that Buyer shall not have any liability under clause (i) above for any individual item where the Loss relating to such item is less than $25,000, and such items shall not be aggregated for purposes of the first proviso to this Section 11(c).

          (d) Losses Net of Insurance and Tax Benefits. The amount of any and all Losses indemnified under this Agreement shall be determined net of any amounts recovered or recoverable by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. The amount of any and all Losses indemnified under this agreement shall be reduced by the present value (computed using the mid-term applicable federal rate under Code (S) 1274, as in effect on the date hereof) of any Tax benefits realized and to be realized by the indemnified party with respect to the Loss, and the amount of all Losses shall be increased by the amount of all additional Taxes (if any) payable by an indemnified party in respect of any indemnification payment made pursuant to this Agreement. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for tax purposes.

          (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto with respect to any breach of a representation or warranty of any party hereto contained in Section 4 or 6, shall terminate when the applicable representation or warranty terminates pursuant to Section 15; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless a party hereto pursuant to the other provisions of Sections 11(a) and 11(c) shall not terminate.

          (f) Procedures Relating to Indemnification.

          (i) In the event that a party (the "indemnified party") is entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure; provided, further, that any notices to be delivered to Sellers collectively as the "indemnifying party" shall be delivered to FMC. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party (FMC if on behalf of Sellers collectively or FMC solely, or Harsco on behalf of Harsco solely) shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party (FMC if on behalf of Sellers collectively or FMC solely, or Harsco on behalf of Harsco solely) and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to Section 11(a) or Section 11(c), as the case may be. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party (FMC if on behalf of Sellers collectively or FMC solely, or Harsco on behalf of Harsco solely) shall control such defense; provided, however, that the indemnifying party shall not be permitted to settle or compromise such Third Party Claim without the written consent of each indemnified party subject to such Third Party Claim (which consent shall not be unreasonably withheld) unless (i) the indemnifying party shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness thereof, (ii) such settlement is conditioned upon the full and complete release of each indemnified party with respect to such Third Party Claim and (iii) such settlement shall not restrict the business or operations of any indemnified party in any material respect. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party's request (FMC if on behalf of Sellers collectively or FMC solely, or Harsco on behalf of Harsco solely)) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In the event that the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's (FMC's if on behalf of Sellers collectively or FMC solely, Harsco's if on behalf of Harsco solely) prior written consent (which consent shall not be unreasonably withheld). If the applicable indemnifying party does not assume the defense of a Third Party Claim, the applicable indemnified parties may defend against such claim in any reasonable manner as such indemnified parties may deem appropriate, including settling such Third Party Claim on such terms as such indemnified parties may deem appropriate without the consent of any indemnifying party.

          12. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or any Seller without the prior written consent of the other parties and any purported assignment without such consent shall be void and without effect; provided, however, that, without the consent of Sellers, (i) Buyer may assign its right to purchase the Interests hereunder to one or more wholly-owned subsidiaries of Buyer upon written notice of such assignment to FMC (it being understood, however, that no such assignment shall limit or otherwise affect Buyer's obligations hereunder), (ii) Buyer may collaterally assign its rights under this agreement as security for its obligations to any third party providing financing in connection with the transactions contemplated hereby and
(iii) after Closing, Buyer may assign its rights under this Agreement to any person who, directly or indirectly, acquires 50% or more of the capital stock of Buyer (by merger, sale of stock or otherwise) or the Interests or acquires all or any substantial portion of the assets of UDLP (it being understood that if more than 10% of such person's annual revenues for the latest fiscal year ended prior to such acquisition were derived from the defense business, then all of the representations and warranties contained in this Agreement and the Ancillary Agreements (other than any representation and warranty contained in Sections 4C(k),

4C(l), 4C(n) and 8(f) of this Agreement) shall immediately terminate as of the date of such acquisition).

          13. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied (including Sections 8(f), 8(h) and 11) shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

          14.  Termination.

          (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (i) by the mutual written consent of Sellers and Buyer;

          (ii) by either Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

          (iv) by either Seller if the Closing does not occur on or prior to November 25, 1997; or

          (v) by Buyer if the Closing does not occur on or prior to November 25, 1997; provided, however, that the party seeking termination pursuant to clause (ii), (iii), (iv) or (v) above is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Sellers or Buyer pursuant to this
Section 14, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyer shall return all documents and copies and other materials received from or on behalf of each Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to such Seller or shall destroy all such documents, copies and materials and provide written certification of such destruction to such Seller; and

          (ii) all confidential information received by Buyer with respect to UDLP, the Subsidiaries, the Foreign Affiliates and the Business shall be treated in accordance with the

     Diligence Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force and effect, except for the provisions of (i)
Section 5(a) relating to indemnification in connection with access to the Property, (ii) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (iii) Section 8(b) relating to publicity, (iv) Section 16 relating to certain expenses, (v) Section 23 relating to finder's fees and broker's fees, and (vi) this Section 14. Nothing in this Section 14 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

          15. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 11(a) and 11(c) and shall terminate at the close of business on April 30, 1999; provided, however, that (i) the representations and warranties set forth in Section 4C(l) and
Section 4C(k) (to the extent relating to the applicable statutes) shall survive the Closing until 90 days after the expiration of the applicable statute of limitations and (ii) the representations and warranties set forth in Sections 4A, 4B, 4C(a)(i) and 4C(b) shall survive the Closing without limitation.

          16. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          17. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided, however, that any such amendment or waiver shall be binding upon a Seller only if set forth in a writing executed by such Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          18. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)    if to Buyer,

                 Iron Horse Acquisition Corp.
                 c/o TC Group, L.L.C.
                 1001 Pennsylvania Avenue, N.W.
                 Suite 220 South
                 Washington, D.C. 20004
                 Telecopy No.:  202-347-9250
                 Attention:  Allan M. Holt

                 with a copy to:

                 Latham & Watkins
                 1001 Pennsylvania Avenue, N.W.
                 Suite 1300
                 Washington, D.C. 20004
                 Telecopy No.:  202-637-2201
                 Attention:  Bruce E. Rosenblum

          (ii)   if to FMC,

                 FMC Corporation
                 200 East Randolph Drive
                 Chicago, Illinois  60601
                 Telecopy No.:  (312) 861-6012
                 Attention:  J. Paul McGrath

                 with a copy to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois  60601
                 Telecopy No.:  (312) 861-2200
                 Attention:  Glen E. Hess, P.C.


          (iii)  if to Harsco,

                 Harsco Corporation
                 350 Poplar Church Road
                 Camp Hill, PA  17011
                 Telecopy No.:  (717) 763-6402
                 Attention:  Paul C. Coppock
                 with a copy to:

                 Morgan, Lewis & Bockius
                 1800 M Street, N.W.
                 Washington, D.C. 20036
                 Telecopy No.: (202) 467-7176
                 Attention:  Lloyd H. Feller

          19. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

          20. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and Sellers confirms that each of them and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

          21. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          22. Entire Agreement. This Agreement and the other agreements referred to herein (including the Diligence Confidentiality Agreement) or executed among all of the parties in connection herewith contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

          23. Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer, except pursuant to an arrangement with Lehman Brothers, Inc. for which Buyer is solely responsible. No Seller has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to arrangements with Morgan Stanley & Co. Incorporated (for which FMC is responsible) and Salomon Brothers Inc (for which Harsco is responsible). Notwithstanding anything to the contrary in Section 11, Buyer shall indemnify and hold Sellers harmless for any breach of its representation in this Section 23, and Sellers shall indemnify and hold Buyer harmless for any breach of their representation in this Section 23.

          24. Schedules. The Schedules hereto are qualified in their entirety by reference to the specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers, except as and to the extent provided in the Agreement. Inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to any of Sellers, the Interests, the Business and/or UDLP or its Subsidiaries or Foreign Affiliates. Matters reflected in the following Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Sellers shall have the right to supplement, modify or update the Schedules hereto to reflect changes occurring between the date of this Agreement and the Closing; provided, however, that any such supplements, modifications or updates shall be subject to Buyer's rights under Section 3(a)(i). Matters disclosed in any Schedule shall be deemed to be disclosed in all Schedules in which such matters are appropriate to be disclosed. Headings have been inserted on Sections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement.

          25. Representation by Counsel; Interpretation. Sellers and Buyer acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          26. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          27. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State, except to the extent otherwise provided on Schedule 29(b) hereto.

          28. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          29.  Dispute Resolution.

          (a) Negotiation. In the event of any dispute or disagreement between Sellers and Buyer as to the interpretation of any provision of this Agreement or any Ancillary Agreement (or the performance of obligations hereunder or thereunder), the matter, upon written request of any Seller or Buyer, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of Buyer and Sellers shall be free to exercise the remedies available to them under Section 29(b).

          (b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 29(a), including any controversy, dispute or claim relating to any alleged breach or violation hereof or thereof by a party hereto, or the scope, interpretation, validity or termination hereof or thereof, shall, except as otherwise provided in Section 2(b), be settled exclusively by arbitration in accordance with and subject to the principles and provisions set forth on Schedule 29(b) attached hereto.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                        FMC CORPORATION

                                        By:  /s/ J. Paul McGrath
                                             ----------------------------------
                                             Name:  J. Paul McGrath
                                                    ---------------------------
                                             Title: Senior Vice President
                                                    ---------------------------

                                        HARSCO CORPORATION

                                        By:  /s/ Leonard A. Campanaro
                                             ----------------------------------
                                             Name:   Leonard A. Campanaro
                                                     --------------------------
                                             Title:  Sr. Vice President & CFO
                                                     --------------------------


                                        HARSCO UDLP CORPORATION

                                        By:  /s/ Leonard A. Campanaro
                                             ----------------------------------
                                             Name:   Leonard A. Campanaro
                                                     --------------------------
                                             Title:  Treasurer
                                                     --------------------------


                                        IRON HORSE ACQUISITION CORP.

                                        By:  /s/ Allan M. Holt
                                             ----------------------------------
                                             Name:   Allan M. Holt
                                                     --------------------------
                                             Title:  President
                                                     --------------------------

                               LIST OF EXHIBITS
                               ----------------

Exhibit 2(a)(i)        -     Form of Opinion of Buyer's Counsel
Exhibit 2(a)(ii)       -     Form of Opinion of Each Seller's Counsel
Exhibit 6(c)           -     Escrow Agreement
Exhibit 8(k)           -     Transition Services Agreement
Exhibit 8(l)           -     Technology and Environmental Services Agreement
Exhibit 8(m)           -     Lease
Exhibit 8(n)-1         -     FMC Intellectual Property Agreement
Exhibit 8(n)-2         -     Harsco Intellectual Property Agreement
Exhibit 10(m)          -     Foreign Affiliates' June 30, 1997 Balance Sheets

                               LIST OF SCHEDULES
                               -----------------


Schedule 2(b)        -   Adjustment Principles
Schedule 3(a)(v)     -   Material Adverse Changes
Schedule 4C(a)(ii)   -   Certain Conflicts
Schedule 4C(b)       -   Purchase Rights
Schedule 4C(c)-1     -   Subsidiaries
Schedule 4C(c)-2     -   Foreign Affiliates
Schedule 4C(d)       -   Financial Statements
Schedule 4C(e)       -   Permitted Liens
Schedule 4C(f)-1     -   Owned Real Property
Schedule 4C(f)-2     -   Leased Real Property
Schedule 4C(g)       -   Intellectual Property and Intellectual Property
                           Exceptions
Schedule 4C(h)       -   Material Contracts
Schedule 4C(i)       -   Litigation
Schedule 4C(j)       -   Compliance with Laws
Schedule 4C(k)       -   ERISA Exceptions
Schedule 4C(k)-1     -   UDLP Employee Benefit Plans
Schedule 4C(k)-2     -   FMC Employee Benefit Plans
Schedule 4C(l)       -   Taxes
Schedule 4C(m)       -   Insurance Policies
Schedule 4C(n)       -   Environmental Compliance
Schedule 4C(o)       -   Undisclosed Liabilities
Schedule 4C(p)       -   Subsequent Events
Schedule 4C(q)       -   Government Contracts
Schedule 4C(r)       -   Labor Relations
Schedule 4C(u)-1     -   Loss Contracts
Schedule 4C(u)-2     -   Backlog
Schedule 4C(v)       -   Customers, Distributors and Suppliers
Schedule 4C(w)       -   Dividends by Foreign Affiliates
Schedule 5(b)        -   Permitted Conduct
Schedule 5(e)        -   Employees Not To Be Solicited
Schedule 5(g)        -   FMC Resource Transfer
Schedule 6(c)        -   Commitment Letters
Schedule 7(e)        -   Guaranties
Schedule 7(f)        -   Retained Assets and Liabilities
Schedule 8(f)(ii)    -   Remediation Reports
Schedule 8(h)(i)     -   Transferred Employees
Schedule 8(h)(iii)   -   Actuarial Assumptions and Methods
Schedule 8(h)(v)     -   UDLP Severance Plan
Schedule 8(h)(xii)   -   Incentive Payments and Severance Payments
Schedule 29(b)       -   Arbitration Principles